EXHIBIT 6(a)

Execution Copy

     ____________________________________________________________
     ____________________________________________________________




                               CHEMFAB CORPORATION


                                CREDIT AGREEMENT


                           Dated as of October 4, 1996



                        THE FIRST NATIONAL BANK OF BOSTON

                             THE BANK OF IRELAND






     ____________________________________________________________
     ____________________________________________________________


                                TABLE OF CONTENTS

1.  Definitions; Certain Rules of Construction.   . . . . . . . . . . . . . .  1

2.  The Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     2.1.  Revolving Credit . . . . . . . . . . . . . . . . . . . . . . . . . 16
          2.1.1.  Revolving Loan  . . . . . . . . . . . . . . . . . . . . . . 16
          2.1.2.  Borrowing Requests  . . . . . . . . . . . . . . . . . . . . 16
          2.1.3.  Revolving Notes . . . . . . . . . . . . . . . . . . . . . . 16
     2.2.  Term Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
          2.2.1.  Term Loan . . . . . . . . . . . . . . . . . . . . . . . . . 17
          2.2.2.  Term Notes  . . . . . . . . . . . . . . . . . . . . . . . . 17
     2.3.  Application of Proceeds  . . . . . . . . . . . . . . . . . . . . . 17
          2.3.1.  The Revolving Loan  . . . . . . . . . . . . . . . . . . . . 17
          2.3.2.  The Term Loan . . . . . . . . . . . . . . . . . . . . . . . 17
          2.3.3.  Specifically Prohibited Applications  . . . . . . . . . . . 17
     2.4.  Nature of Obligations of Lenders to Extend Credit  . . . . . . . . 18

3.   Interest; Eurocurrency Pricing Options; Fees; etc. . . . . . . . . . . . 18
     3.1.  Loan Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     3.2.  Eurocurrency Pricing Options . . . . . . . . . . . . . . . . . . . 18
          3.2.1.  Election of Eurocurrency Pricing Options  . . . . . . . . . 18
          3.2.2.  Notice to Lenders and Borrowers.  . . . . . . . . . . . . . 19
          3.2.3.  Selection of Eurocurrency Interest Periods  . . . . . . . . 20
          3.2.4.  Additional Interest . . . . . . . . . . . . . . . . . . . . 20
          3.2.5.  Violation of Legal Requirements . . . . . . . . . . . . . . 21
          3.2.6.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
          3.2.7.  Funding Procedure . . . . . . . . . . . . . . . . . . . . . 21
     3.3.  Commitment Fee for Revolving Loan  . . . . . . . . . . . . . . . . 22
     3.4.  Capital Adequacy . . . . . . . . . . . . . . . . . . . . . . . . . 22
     3.5.  Computations of Interest . . . . . . . . . . . . . . . . . . . . . 23

4.  Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     4.1.  Payment at Maturity  . . . . . . . . . . . . . . . . . . . . . . . 23
     4.2.  Prepayment of Revolving Loan . . . . . . . . . . . . . . . . . . . 23
     4.4.  Voluntary Prepayments of Revolving Loan  . . . . . . . . . . . . . 23
     4.5.  Reborrowing; Application of Payments . . . . . . . . . . . . . . . 24

5.  Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     5.1.  Conditions to Initial Extension of Credit  . . . . . . . . . . . . 24
          5.1.1.  Revolving Notes . . . . . . . . . . . . . . . . . . . . . . 24
          5.1.2.  Reports and Other Documents.  . . . . . . . . . . . . . . . 24
          5.1.3.  Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . 24
     5.2.  Conditions to Extending Credit . . . . . . . . . . . . . . . . . . 25
          5.2.1.    Representations  and  Warranties; No  Default;  No  Material
               Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . 25
          5.2.2.  Proper Proceedings  . . . . . . . . . . . . . . . . . . . . 25
          5.2.3.  Legality, etc.  . . . . . . . . . . . . . . . . . . . . . . 25
          5.2.4.  General . . . . . . . . . . . . . . . . . . . . . . . . . . 25

6.  General Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     6.1.  Taxes and Other Charges  . . . . . . . . . . . . . . . . . . . . . 26
     6.2.  Conduct of Business, etc.  . . . . . . . . . . . . . . . . . . . . 26
          6.2.1.  Types of Business . . . . . . . . . . . . . . . . . . . . . 26
          6.2.2.  Maintenance of Properties; Compliance with Agreements, etc. 26
          6.2.3.  Statutory Compliance  . . . . . . . . . . . . . . . . . . . 27
     6.3.  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     6.4.  Financial Statements and Reports . . . . . . . . . . . . . . . . . 27
          6.4.1.  Annual Statements . . . . . . . . . . . . . . . . . . . . . 27
          6.4.2.  Quarterly Reports . . . . . . . . . . . . . . . . . . . . . 28
          6.4.3.  Other Reports . . . . . . . . . . . . . . . . . . . . . . . 29
          6.4.4.  Notice of Litigation; Notice of Defaults  . . . . . . . . . 29
          6.4.5.  ERISA Reports . . . . . . . . . . . . . . . . . . . . . . . 29
          6.4.6.  Other Information . . . . . . . . . . . . . . . . . . . . . 30
     6.5.  Certain Financial Tests  . . . . . . . . . . . . . . . . . . . . . 30
          6.5.1.  Debt Service Coverage . . . . . . . . . . . . . . . . . . . 30
          6.5.2.  Consolidated Net Loss . . . . . . . . . . . . . . . . . . . 31
          6.5.3.  Consolidated Total Liabilities to Consolidated Tangible Net 31
          6.5.4.  Consolidated Net Worth  . . . . . . . . . . . . . . . . . . 31
     6.6.  Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     6.7.  Guarantees; Letters of Credit  . . . . . . . . . . . . . . . . . . 32
     6.8.  Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     6.9.  Investments and Acquisitions . . . . . . . . . . . . . . . . . . . 33
     6.10.  Distributions . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     6.11.  Merger and Dispositions of Assets . . . . . . . . . . . . . . . . 35
     6.12.  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     6.13.  Transactions with Affiliates  . . . . . . . . . . . . . . . . . . 35
     6.14.  Issuance of Stock by Subsidiaries; Subsidiary Distributions . . . 36
          6.14.1.  Issuance of Stock by Subsidiaries  . . . . . . . . . . . . 36
          6.14.2.  No Restrictions on Subsidiary Distributions  . . . . . . . 36
     6.15.  Limit on Capital Expenditures . . . . . . . . . . . . . . . . . . 36

7.  Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . 36
     7.1.  Organization and Business  . . . . . . . . . . . . . . . . . . . . 36
          7.1.1.  The Borrower  . . . . . . . . . . . . . . . . . . . . . . . 36
          7.1.2.  Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . 36
          7.1.3.  Qualification . . . . . . . . . . . . . . . . . . . . . . . 37
     7.2.  Financial Statements and Other Information; Certain Agreements . . 37
          7.2.1.  Financial Statements and Other Information  . . . . . . . . 37
          7.2.2.  Certain Agreements  . . . . . . . . . . . . . . . . . . . . 37
     7.3.  Changes in Condition . . . . . . . . . . . . . . . . . . . . . . . 38
     7.4.  Agreements Relating to Financing Debt, Investments, etc. . . . . . 38
     7.5.  Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . 38
     7.6.  Licenses, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     7.7.  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     7.8.  Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     7.9.  No Legal Obstacle to Agreements  . . . . . . . . . . . . . . . . . 39
     7.10.  Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
     7.11.  Certain Business Representations  . . . . . . . . . . . . . . . . 40
          7.11.1.  Environmental Compliance . . . . . . . . . . . . . . . . . 40
          7.11.2.  Burdensome Obligations . . . . . . . . . . . . . . . . . . 41
          7.11.3.  Future Expenditures  . . . . . . . . . . . . . . . . . . . 41
     7.12.  Pension Plans . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     7.13.  Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

8.  Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     8.1.  Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . 41
     8.2.  Certain Actions Following an Event of Default  . . . . . . . . . . 44
          8.2.1.  No Obligation to Extend Credit  . . . . . . . . . . . . . . 45
          8.2.2.  Specific Performance; Exercise of Rights  . . . . . . . . . 45
          8.2.3.  Enforcement of Payment; Setoff  . . . . . . . . . . . . . . 45
          8.2.4.  Acceleration  . . . . . . . . . . . . . . . . . . . . . . . 45
          8.2.5.  Cumulative Remedies . . . . . . . . . . . . . . . . . . . . 45
     8.3.  Annulment of Defaults  . . . . . . . . . . . . . . . . . . . . . . 45
     8.4.  Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46

9.  Expenses; Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
     9.1.  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
     9.2.  General Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . 47
     9.3.  Indemnity with Respect to Foreign Currency Transactions  . . . . . 47

10.  Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
     10.1.  Interests in Credits  . . . . . . . . . . . . . . . . . . . . . . 48
     10.2.  Agent's Authority to Act  . . . . . . . . . . . . . . . . . . . . 48
     10.3.  Borrower to Pay Agent, etc  . . . . . . . . . . . . . . . . . . . 48
     10.4.  Lender Operations for Advances, etc . . . . . . . . . . . . . . . 48
          10.4.1.  Advances . . . . . . . . . . . . . . . . . . . . . . . . . 48
          10.4.2.  Agent to Allocate Payments . . . . . . . . . . . . . . . . 48
     10.5.  Sharing of Payments, etc. . . . . . . . . . . . . . . . . . . . . 49
     10.6.  Amendments, Consents, Waivers, etc  . . . . . . . . . . . . . . . 49
     10.7.  Agent's Resignation . . . . . . . . . . . . . . . . . . . . . . . 49
     10.8.  Concerning the Agent  . . . . . . . . . . . . . . . . . . . . . . 50
          10.8.1.  Action in Good Faith, etc  . . . . . . . . . . . . . . . . 50
          10.8.2.  No Implied Duties, etc.  . . . . . . . . . . . . . . . . . 50
          10.8.3.  Validity, etc. . . . . . . . . . . . . . . . . . . . . . . 50
          10.8.4.  Compliance . . . . . . . . . . . . . . . . . . . . . . . . 51
          10.8.5.  Employment of Agents and Counsel . . . . . . . . . . . . . 51
          10.8.6.  Reliance on Documents and Counsel  . . . . . . . . . . . . 51
          10.8.7.  Agent's Reimbursement  . . . . . . . . . . . . . . . . . . 51
     10.9.  Rights as a Lender  . . . . . . . . . . . . . . . . . . . . . . . 52
     10.10.  Independent Credit Decision  . . . . . . . . . . . . . . . . . . 52
     10.11.  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . 52

11.  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . 53
     11.1.  Assignments by Lenders  . . . . . . . . . . . . . . . . . . . . . 53
          11.1.1.  Assignees and Assignment Procedures  . . . . . . . . . . . 53
          11.1.2.  Acceptance of Assignment and Assumption  . . . . . . . . . 53
          11.1.3.  Federal Reserve Bank . . . . . . . . . . . . . . . . . . . 54
          11.1.4.  Further Assurances . . . . . . . . . . . . . . . . . . . . 54
     11.2.  Credit Participants . . . . . . . . . . . . . . . . . . . . . . . 54

12.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54

13.  Course of Dealing, Amendments and Waivers  . . . . . . . . . . . . . . . 55

14.  Defeasance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56

15.  Venue; Service of Process  . . . . . . . . . . . . . . . . . . . . . . . 56

17.  General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57



                                    EXHIBITS


Exhibit 1A          -    Foreign Currencies

Exhibit 2.1.3       -    Form of Revolving Note

Exhibit 2.2.2       -    Form of Term Note

Exhibit 5.2.1       -    Form of Officer's Certificate

Exhibit 6.4.1       -    Form of Annual Officer's Certificate

Exhibit 6.4.2       -    Form of Quarterly Officer's Certificate

Exhibit 6.14.2      -    Restrictions on Subsidiary Distributions

Exhibit 7.1         -    The Borrower and its Subsidiaries

Exhibit 7.4         -    Financing Debt, etc.

Exhibit 7.11.1      -    Environmental Matters

Exhibit 10.1        -    Percentage Interests



                               CHEMFAB CORPORATION

                                CREDIT AGREEMENT


     This Credit Agreement, dated as of October 4, 1996 (the "Agreement"), is among Chemfab Corporation, a Delaware corporation, The First National Bank of Boston, in its capacity as a Lender and as Agent, and The Governor and Company of the Bank of Ireland, a bank licensed under the Irish Central Bank Acts, 1942 to 1989 (the "Bank of Ireland"). The parties agree as follows:

1. Definitions; Certain Rules of Construction. Except as the context otherwise explicitly requires, (i) the capitalized term "Section" refers to sections of this Agreement, (ii) the capitalized term "Exhibit" refers to exhibits to this Agreement, (iii) references to a particular Section shall include all subsections thereof and (iv) the word "including" shall be construed as "including without limitation". Certain capitalized terms are used in this Agreement as specifically defined in this Section 1 as follows:

     "Accumulated Plan Benefit Obligations" means the actuarial present value of the accumulated plan benefit obligations under any Plan, calculated in a manner consistent with Statement No. 87 of the Financial Accounting Standards Board.

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, and shall include (i) any officer or director or general partner of such Person and (ii) any Person of which such Person or any Affiliate (as defined in clause (i) above) of such Person shall, directly or indirectly, beneficially own either at least 5% of the outstanding equity securities having the general power to vote or at least 5% of all equity interests.

     "Agent" means The First National Bank of Boston in its capacity as agent for the Lenders hereunder, as well as its successors and assigns in such capacity pursuant to Section 10.7.

     "Agreed Currency" is defined in Section 9.3.


     "Agreement has the meaning provided in the preamble hereto.

     "Applicable Rate" means at any date, the sum of:

          (a) (i) with respect to each portion of the Loan subject to a Eurocurrency Pricing Option, the sum of 1.00% plus the Eurocurrency Rate with respect to such Eurocurrency Pricing Option; and

              (ii) with  respect to  each other  portion of  the Loan, the  Base
     Rate;

     plus (b) an additional 2% effective on the day the Agent notifies the Borrower that the interest rates hereunder are increasing as a result of the occurrence and continuance of an Event of Default until the earlier of such time as (i) such Event of Default is no longer continuing or (ii) such Event of Default is deemed no longer to exist, in each case pursuant to
     Section 8.3.

     "Assignee" has the meaning provided in Section 11.1.1.

     "Banking Day" means any day (other than Saturday or Sunday) on which banks are open to conduct business in Boston, Massachusetts and Dublin, Ireland.

     "Bankruptcy Code" means Title 11 of the United States Code (or any successor statute) and the rules and regulations thereunder, all as from time to time in effect.

     "Bankruptcy  Default"  means an  Event of  Default  referred to  in Section
8.1.9.

     "Base Rate" means, on any day, the greater of (i) the rate of interest announced by the Agent at the Boston Office as its Base Rate or (ii) the sum of 1/2% plus the Federal Funds Rate.

     "Borrower" means Chemfab Corporation, a Delaware corporation, and its successors and assigns.

     "Boston Office" means the principal banking office of the Agent in Boston, Massachusetts.

     "Capital Expenditures" means, for any period, amounts added or required to be added to the fixed assets account on the balance sheet of the Borrower and its Subsidiaries on a Consolidated basis, prepared in accordance with GAAP, in respect of (i) the acquisition, construction, improvement or replacement of land, buildings, machinery, equipment, leaseholds and any other real or personal property, and (ii) to the extent not included in clause (i) above, expenditures on account of materials, contract labor and direct labor relating thereto (excluding expenditures properly expended as repairs and maintenance in accordance with GAAP).

     "Capitalized Lease" means any lease which is required to be capitalized on the balance sheet of the lessee in accordance with GAAP and Statement Nos. 13 and 97 of the Financial Account Standards Board.

     "Capitalized Lease Obligations" means the amount of the liability reflecting the aggregate discounted amount of future payments under all Capitalized Leases calculated in accordance with GAAP and Statement Nos. 13 and 97 of the Financial Accounting Standards Board.

     "Cash Equivalents" means:

          (i) negotiable certificates of deposit, time deposits and bankers' acceptances issued by any United States financial institution having capital and surplus and undivided profits aggregating at least $100,000,000 and rated Prime-1 by Moody's Investors Service, Inc. or A-1 by Standard & Poor's Ratings Group or issued by any Lender;


          (ii) short-term corporate obligations rated Prime-1 by Moody's Investors Service, Inc. or A-1 by Standard & Poor's Ratings Group;

          (iii) any direct obligation of the United States of America or any agency or instrumentality thereof, or of any state or municipality thereof,
     (a) which has a remaining maturity at the time of purchase of not more than one year or (b) which is subject to a repurchase agreement with any Lender (or any other financial institution referred to in clause (i) above) exercisable within one year from the time of purchase and (c) which, in the case of obligations of any state or municipality, is rated AA or better by Moody's Investors Service, Inc.; and

          (iv) any mutual fund or other pooled investment vehicle rated AA or better by Moody's Investors Service, Inc. which invests only in obligations described above.

     "Chemfab Ireland Entities" means each of Chemfab Overseas Corporation, Chemfab Holdings, Chemical Fabrics Ireland Limited, Chemfab Europe, Chemfab Holdings U.K. Limited, Tygaflor Ltd and Fluorocarbon Fabrications Limited.

     "Closing Date" means the Initial Closing Date and any subsequent date on which any extension of credit is made pursuant to Section 2.1.1 or 2.2.1.

     "Code" means, collectively, the federal Internal Revenue Code of 1986 (or any successor statute), and the rules and regulations thereunder, all as from time to time in effect.

     "Computation Covenants" means Sections 6.5, 6.6.11, 6.9.3, 6.9.6, 6.11.1 and 6.15.

     "Consolidated" and "Consolidating", when used with reference to any term, mean that term (or the terms "combined" and "combining", as the case may be, in the case of partnerships, joint ventures and Affiliates that are not Subsidiaries) as applied to the accounts of the Borrower (or other specified Person) and all of its Subsidiaries (or other specified Persons), or such of its Subsidiaries as may be specified, consolidated (or combined) in accordance with GAAP and with appropriate deductions for minority interests in Subsidiaries, whether or not such deductions are required by GAAP.

     "Consolidated Fixed Charges" means, for any period, the sum of:

          (a) the aggregate amount of interest, including payments in the nature of interest under Capitalized Leases, accrued by the Borrower and its Subsidiaries (whether such interest is reflected as an item of expense or capitalized) in accordance with GAAP on a Consolidated basis, plus

          (b) the aggregate amount of all required or mandatory scheduled payments, prepayments and sinking fund payments with respect to principal paid or accrued by the Borrower and its Subsidiaries in respect of Financing Debt.

     "Consolidated Tangible Net Worth" means, at any date, the total of:

          (a)    stockholders'  equity  of the  Borrower  and  its  Subsidiaries
     (excluding the effect of any foreign currency translation adjustments) determined in accordance with GAAP on a Consolidated basis, minus

          (b) the amount by which such stockholders' equity has been increased by the write-up of any asset of the Borrower and its Subsidiaries, minus

          (c) assets of the Borrower and its Subsidiaries that are considered intangible assets under GAAP (including but not limited to customer lists, goodwill and capitalized research and development costs).

     "Consolidated Net Income" means, for any period, the net income (or loss) of the Borrower and its Subsidiaries determined in accordance with GAAP on a Consolidated basis; provided, however, that Consolidated Net Income shall not include:

          (a) the income (or loss) of any Person accrued prior to the date such Person becomes a Subsidiary of the Borrower or is merged into or consolidated with any Subsidiary of the Borrower;

          (b) the income (or loss) of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an ownership interest; provided, however, that (i) Consolidated Net Income shall include amounts in respect of the income of such Person when actually received in cash by the Borrower or such Subsidiary in the form of dividends or similar Distributions and (ii) Consolidated Net Income shall be reduced by the aggregate amount of all Investments, regardless of the form thereof, made by the Borrower or such Subsidiary in such Person for the purpose of funding any deficit or loss of such Person;

          (c) all amounts included in computing such net income (or loss) in respect of the write-up of any asset or the retirement of any Indebtedness at less than face value after June 30, 1996;

          (d)   the income of  any Subsidiary of the Borrower  to the extent the payment of such income in the form of Distribution or repayment of Indebtedness to the Borrower is not permitted, whether on account of any Charter or By-law restriction, any agreement, instrument, deed or lease or any law, statute, judgment, decree or governmental order, rule or regulation applicable to such Subsidiary or otherwise; and

          (e) any after-tax gains or losses attributable to returned surplus assets of any Plan.

     "Consolidated Net Loss" means, for any period, the amount, if any, by which Consolidated Net Income is less than zero (expressed as a positive number).

     "Consolidated Net Worth" means, at any date, the total of:

          (a)    stockholders'  equity  of  the Borrower  and  its  Subsidiaries
     (excluding the effect of any foreign currency translation adjustments) determined in accordance with GAAP on a consolidated basis, minus

          (b) the amount by which such stockholders' equity has been increased by the write-up of any asset of the Borrower and its Subsidiaries.

     "Consolidated Operating Cash Flow" means, for any three month period, the total of:

          (a)     Consolidated  Net  Income   (without  giving  effect   to  any
     extraordinary and non-recurring gains or losses) plus

          (b) all amounts deducted in computing such Consolidated Net Income in respect of:

               (i) depreciation, amortization and other charges that are not expected to be paid in cash;

               (ii) interest of Financing Debt (including payments in the nature of interest under Capitalized Leases); and

               (iii)  taxes based upon or measured by income; minus

          (c)  (i)    cash  taxes   actually  paid  by  the  Borrower   and  its
     Subsidiaries on a Consolidated basis and cash dividends actually paid by the Borrower; and

               (ii) the lesser of (A) $3,000,000 and (B) Capital Expenditures for such period.


     "Consolidated Total Liabilities" means, at any date, all Indebtedness of the Borrower and its Subsidiaries on a Consolidated basis.

     "Control Group Person" means the Borrower, any Subsidiary and any Person which is a member of the controlled group or under common control with the Borrower or any Subsidiary within the meaning of sections 414(b) or 414(c) of the Code or section 4001(a)(14) of ERISA.

     "Credit Documents" means

          (i)  this Agreement; and

          (ii)    all  financial  statements,  reports,   notices,  assignments,
     certificates or other similar documents delivered to any of the Lenders by the Borrower in connection herewith or with any of the above;

          (iii) any other present or future agreement or instrument from time to time entered into among the Agent and any of the Lenders, on one hand, and the Borrower or any Affiliate of the Borrower, on the other hand, relating to, amending or modifying this Agreement or any other Credit Document referred to above or which is stated to be a Credit Document, each as from time to time in effect.

     "Credit Obligations" means all present and future liabilities, obligations and Indebtedness of the Borrower or any of its Affiliates party to a Credit Document owing to the Lenders or any of them, or to the Agent or any Affiliate of the Agent, under or in connection with this Agreement or any other Credit Document, including obligations in respect of principal, interest, commitment fees, and other fees, charges, indemnities and expenses from time to time owing hereunder or under any other Credit Document.

     "Credit Participant" has the meaning provided in Section 11.2.

     "Default" means any Event of Default and any event or condition which with the passage of time or giving of notice, or both, would become an Event of Default.

     "Distribution" means, with respect to any Person:

               (i) the declaration or payment of any dividend, including dividends payable in shares of capital stock of such Person, on or in respect of any shares of any class of capital stock of such Person;

               (ii) the purchase or redemption of any shares of any class of capital stock of such Person (or of options, warrants or other rights for the purchase of such shares), directly, indirectly through a Subsidiary of such Person or otherwise;

               (iii) any other distribution on or in respect of any shares of any class of equity of or beneficial interest in such Person;

               (iv) any payment of principal or interest with respect to, or any purchase or redemption of, any Indebtedness of such Person which by its terms is subordinated to the payment of the Credit Obligations; and

               (v) any payment, loan or advance (including any salary, management fee or other fee, benefit, bonus or any other compensation in respect of services provided to such Person or any lease payments) by such Person to, or any other Investment by such Person in, the holder of any shares of any class of the capital stock of or equity interest in such Person.

provided, however, that the term "Distribution" shall not include (x) dividends payable in perpetual common stock of or other similar equity interests in such specified Person or (y) payments in the ordinary course of business by such Person in respect of (A) reasonable compensation paid to its employees, consultants, officers and directors, (B) advances and reimbursements to its employees, consultants, officers and directors for travel expenses, drawing accounts and similar expenditures or (C) rent paid to, or accounts payable for services rendered or goods sold by, non-Affiliates that own capital stock of or other equity interest in such specified Person.

     "Equivalent Amount of United States Funds" means, as of any date, with respect to a particular amount of Foreign Currency outstanding or to be borrowed or paid at a particular place, an amount of United States Funds which will enable the Agent to purchase such amount of Foreign Currency, computed at the Agent's spot rate on such date at the place in question; provided, however, that if no rate of exchange exists for effecting such spot purchases, the Equivalent Amount of United States Funds shall mean the amount of United States Funds equivalent to the actual cost to the Agent of obtaining the Foreign Currency in the amount and at the place in question on such date.

     "ERISA" means, collectively, the Employee Retirement Income Security Act of 1974 (or any successor statute), and the rules and regulations thereunder, all as from time to time in effect.

     "Eurocurrency" means, with respect to any Lender, deposits of United States Funds or a Foreign Currency (whether traded pursuant to listed exchange rates on a recognized inter-bank market or available only on a spot purchase basis) in a non-United States office or an international banking facility of such Lender.

     "Eurocurrency Basic Rate" means, for any Eurocurrency Interest Period, the sum of (i) the rate of interest at which deposits in the designated Eurocurrency as to which a Eurocurrency Pricing Option has been elected and which have a term corresponding to such Eurocurrency Interest Period are offered to the Agent by first class banks in the inter-bank Eurocurrency market (or if such Eurocurrency is not available in an inter-bank market, on a spot purchase basis) for delivery in immediately available funds at a Eurocurrency Office on the first day of such Eurocurrency Interest Period plus (ii) any foreign exchange hedging costs incurred by the Agent in connection with such Eurocurrency Pricing Option, each as determined by the Agent at approximately 10:00 a.m. (Boston time) two Banking Days prior to the date upon which such Eurocurrency Interest Period is to commence (which determination by the Agent shall, in the absence of manifest error, be conclusive).

     "Eurocurrency Interest  Period" means any  period, selected as  provided in
Section 3.2.3, of one, two, three or six months, commencing on any Banking Day and ending on the corresponding date in the subsequent calendar month so indicated (or, if such subsequent calendar month has no corresponding date, on the last day of such subsequent calendar month); provided, however, that subject to Section 3.2.4, if any Eurocurrency Interest Period so selected would otherwise begin or end on a date which is not a Banking Day, such Eurocurrency Interest Period shall instead begin or end, as the case may be, on the immediately preceding or succeeding Banking Day as determined by the Agent in accordance with the then current banking practice in the inter-bank Eurocurrency market with respect to Eurocurrency deposits at the applicable Eurocurrency Office, which determination by the Agent shall, in the absence of manifest error, be conclusive.

     "Eurocurrency Office" means such non-United States office or international banking facility of any Lender as the Lenders may from time to time select.

     "Eurocurrency  Pricing  Options"  means  the options  granted  pursuant  to
Section 3.2.1 to have the interest on any portion of the Loan computed on the basis of a Eurocurrency Rate.

     "Eurocurrency Rate" means, for any Eurocurrency Interest Period, the rate, rounded upward to the nearest 1/100%, obtained by dividing (a) the Eurocurrency Basic Rate for such Eurocurrency Interest Period by (b) an amount equal to 1 minus the Eurocurrency Reserve Rate; provided, however, that if at any time during such Eurocurrency Interest Period the Eurocurrency Reserve Rate applicable to any outstanding Eurocurrency Pricing Option changes, the Eurocurrency Rate for such Eurocurrency Interest Period shall automatically be adjusted to reflect such change, effective as of the date of such change.

     "Eurocurrency Reserve Rate" means the stated maximum rate (expressed as a decimal) of all reserves (including any basic, supplemental, marginal or emergency reserve or any reserve asset), if any, as from time to time in effect, required by any Legal Requirement to be maintained by any Lender against (a) "Eurocurrency liabilities" as specified in Regulation D of the Board of Governors of the Federal Reserve System (or any successor regulation) applicable to Eurocurrency Pricing Options, (b) any other category of liabilities that includes Eurocurrency deposits by reference to which the interest rate on portions of the Loan subject to Eurocurrency Pricing Options is determined, or
(c) the principal amount of or interest on any portion of the Loan subject to a Eurocurrency Pricing Option.

     "Event of Default" has the meaning provided in Section 8.1.

     "Executive Officer" means the chief executive officer, chief operating officer or president of the Borrower (or other specified Person) or any vice president of the Borrower (or other specified Person) who is not a Financial Officer.

     "Federal Funds Rate" means, for any day, (i) the rate equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve Bank arranged by federal funds brokers, as such weighted average is published for such day (or, if such day is not a Banking Day, for the immediately preceding Banking Day) by the Federal Reserve Bank of New York or
(ii) if such rate is not so published for such Banking Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent.

     "Final Maturity Date" means October 4, 2003.

     "Financial Officer" means the chief financial officer, controller or treasurer of the Borrower (or other specified Person) or a vice president whose primary responsibility is for the financial affairs of the Borrower (or other specified Person).

     "Financing Debt" means:

          (i)  Indebtedness for borrowed money;

          (ii) Indebtedness evidenced by notes, bonds, debentures or similar instruments;

          (iii)  Indebtedness in respect of Capitalized Leases;

          (iv) Indebtedness for the deferred purchase price of assets (other than normal trade accounts payable in the ordinary course of business); and

          (v) Indebtedness in respect of mandatory redemption or mandatory dividends on capital stock (or other equity interests).

     "Foreign Currency" means, at any time, with respect to any portion of the Loan made hereunder to the Borrower, such coin or currency of the country specified for the Borrower in Exhibit 1A as at the time shall be legal tender therein for the payment of public and private debts and which is freely transferable and convertible into United States Funds or any other currency requested in writing by the Borrower and agreed to by the Lenders; provided that "Foreign Currency" shall not include the coin or currency of any country in which the Borrower does not, at the time a Foreign Currency designation is requested by the Borrower, have any trading activities.

     "GAAP" means generally accepted accounting principles, as defined by the United States Financial Accounting Standards Board, as from time to time in effect; provided, however, that for purposes of compliance with Section 6 (other than Section 6.4) and the related definitions, "GAAP" means such principles as in effect on June 30, 1995 as applied by the Borrower in the preparation of the financial statements referred to in Section 7.2.1, and consistently followed, without giving effect to any subsequent changes other than changes consented to in writing by the Agent.

     "Guarantee" means:

          (i) any guarantee by a Person of the payment or performance of, or any contingent obligation by a Person in respect of, any Indebtedness or other obligation of any obligor other than such Person;

          (ii) any other arrangement whereby credit is extended to one obligor on the basis of any promise or undertaking of another Person (including any "comfort letter" or "keep well agreement" written by such other Person to a creditor or prospective creditor) to (a) pay the Indebtedness of such obligor, (b) purchase an obligation owed by such obligor, (c) pay for the purchase or lease of assets or services regardless of the actual delivery thereof or (d) maintain the capital, working capital, solvency or general financial condition of such obligor, in each case whether or not such arrangement is disclosed in the balance sheet of such other Person or referred to in a footnote thereto;

          (iii) any liability of a Person as a general partner of a partnership in respect of Indebtedness or other obligations of such partnership;

          (iv) any liability of a Person as a joint venturer of a joint venture in respect of Indebtedness or other obligations of such joint venture; and

          (v) reimbursement obligations with respect to letters of credit, surety bonds and other financial guarantees;

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

     "Hazardous Material" means, collectively, any pollutant, toxic or hazardous material or waste, including any "hazardous substance" or "pollutant" or "contaminant" as defined in section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act (or any successor statute) or regulated as toxic or hazardous under the Resource Conservation and Recovery Act of 1976 or any similar state or local statute or regulation, and the rules and regulations thereunder, all as from time to time in effect.

     "Indebtedness" means all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon the obligor's balance sheet as liabilities, but in any event including but not limited to:

          (i) liabilities secured by any Lien existing on property owned or acquired by the obligor or any Subsidiary thereof, whether or not the liability secured thereby shall have been assumed;

          (ii)  Capitalized Lease Obligations;

          (iii) liabilities in respect of mandatory redemption, repurchase or dividend obligations with respect to capital stock (or other evidence of beneficial interest); and

          (iv) all Guarantees and endorsements in respect of Indebtedness of others.

     "Indemnitee" has the meaning provided in Section 9.2.

     "Initial Closing Date" means October 4, 1996.


     "Interest Expense" means, for any period, the aggregate amount of interest, including payments in the nature of interest under Capitalized Leases, paid by the Borrower (whether such interest is reflected as an item of expense or capitalized) on Indebtedness.

     "Investment" means, with respect to any Person:

          (i) any share of capital stock, evidence of Indebtedness or other security issued by any other Person;

          (ii) any loan, advance or extension of credit to, or contribution to the capital of, any other Person;

          (iii)  any Guarantee of the Indebtedness of any other Person;

          (iv) any acquisition of all or any part of the business of any other Person or the assets comprising such business or part thereof;

          (v) any commitment or option to make any Investment if the consideration for such commitment or option exceeds $100,000; and

          (vi)  any other similar investment.

     The investments described in the foregoing clauses (i) through (vi) shall be included in the term "Investment" whether they are made or acquired by purchase, exchange, issuance of stock or other securities, merger, reorganization or any other method; provided, however, that the term
"Investment" shall not include (a) current trade and customer accounts receivable for goods furnished or services rendered in the ordinary course of business and payable in accordance with customary trade terms, (b) advances and prepayments to suppliers for goods and services in the ordinary course of business, (c) advances to employees for travel expenses, drawing accounts and similar expenditures, (d) stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due to such Person or as security for any such Indebtedness or claim, (e) demand deposits in banks or trust companies or (f) cash Investments of the Borrower in Wholly Owned Subsidiaries.

     "Legal Requirement" means any present or future requirement imposed upon any of the Lenders by any law, statute, rule, regulation, directive, order, decree, guideline (or any interpretation thereof by courts or of administrative bodies) of the United States of America or of Ireland, or any jurisdiction in which any Eurocurrency Office is located, or by any state or political subdivision of any of the foregoing, or by any board, governmental or administrative agency, central bank or monetary authority of the United States of America or of Ireland, of any jurisdiction in which any Eurocurrency Office is located, or of any political subdivision of any of the foregoing; and any such requirement not having the force of law shall be deemed to be a Legal Requirement if any of the Lenders reasonably believes that compliance therewith is standard commercial practice.

     "Lenders" means The First National Bank of Boston, The Bank of Ireland and other Persons from time to time owning a Percentage Interest and their respective successors and assigns, including Assignees under Section 11.1.

     "Lending Officer" shall mean Andrew T. Fay or other officers of the Agent from time to time designated by it in writing to the Borrower.

     "Lien" means, with respect to any Person:

          (i) any encumbrance, mortgage, pledge, lien, charge or security interest of any kind upon any property or assets of such Person, whether now owned or hereafter acquired, or upon the income or profits therefrom;


          (ii) any arrangement or agreement which prohibits such Person from creating encumbrances, mortgages, pledges, liens, charges or security interests;

          (iii) the acquisition of, or the agreement or option to acquire, any property or assets upon conditional sale or subject to any other title retention agreement, device or arrangement (including a Capitalized Lease); and

          (iv) the sale, assignment, pledge or transfer for security of any accounts, general intangibles or chattel paper of such Person, with or without recourse.

     "Loan" means the Revolving Loan and the Term Loan, as applicable.

     "Majority Lenders" means such Lenders who together own at least 51% or more of the Percentage Interests.

     "Margin Stock" means "margin stock" within the meaning of Regulations G, T, U or X (or any successor provisions) of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder, all as from time to time in effect.

     "Material Adverse Change" means a material adverse change since June 30, 1996 in the business, assets, financial condition, income or prospects of the Borrower (on an individual basis) or the Borrower and its Subsidiaries (on a Consolidated basis), whether as a result of (i) general economic or weather conditions affecting the industry in which the Borrower or any of its Subsidiaries is engaged, (ii) difficulties in obtaining supplies and raw materials, (iii) fire, flood or other natural calamities, (iv) environmental claims, litigation, remediation or pollution, (v) regulatory changes, judicial decisions, war or other governmental action, or (vi) any other event or development, whether or not related to those enumerated above.

     "Material Agreements" has the meaning provided in Section 7.2.2.

     "Material Plan" means any Plan or Plans, collectively, as to which (i) the excess of (a) the aggregate Accumulated Plan Benefit Obligations under such Plan or Plans over (b) the aggregate fair market value of the assets of such Plan or Plans allocable to such benefits, all determined as of the then most recent valuation date or dates for such Plan or Plans, is greater than (ii) $500,000.

     "Maximum Amount of Revolving Credit" means the lesser of (i) $20,000,000 in an Equivalent Amount of United States Funds and (ii) such amount (in a minimum amount of $1,000,000 in an Equivalent Amount of United States Funds and an integral multiple of $500,000 in an Equivalent Amount of United States Funds) lesser than the Maximum Amount of Revolving Credit then in effect as specified by irrevocable notice from the Borrower to the Agent.

     "Multiemployer Plan" means any Plan which is a "multiemployer plan" as defined in section 4001(a)(3) of ERISA.

     "Notes" means the Revolving Notes and the Term Notes.

     "Payment Currency" is defined in Section 9.3.

     "Payment Date" means the last Banking Day of each March, June, September and December occurring after the Initial Closing Date.

     "PBGC" means the Pension Benefit Guaranty Corporation or any successor entity.

     "Percentage Interest" has the meaning provided in Section 10.1.

     "Permitted Acquisition" is defined in Section 6.9.6.

     "Person" means any present or future natural person or any corporation, association, partnership, joint venture, company, trust, business trust, organization, business, individual or government or any governmental agency or political subdivision thereof.

     "Plan" means, at any time, any pension or other employee benefit plan subject to Title IV of ERISA and/or Section 412 of the Code maintained (or to which contributions have been made) by the Borrower, any of its Subsidiaries or any Control Group Person within six years prior to such time.

     "Revolver Conversion Date" means October 4, 1999.

     "Revolving Loan" has the meaning provided in Section 2.1.1.

     "Revolving Note" has the meaning provided in Section 2.1.3.

     "Securities Act" means, collectively, the federal Securities Act of 1933 (or any successor statute) and the rules and regulations thereunder, all as from time to time in effect.

     "Subsidiary" means any Person of which the Borrower (or other specified Person) shall at the time, directly or indirectly through one or more of its Subsidiaries, (i) own at least 50% of the outstanding capital stock or issued share capital (or other shares of beneficial interest) entitled to vote generally, (ii) hold at least 50% of the partnership, joint venture or similar interests or (iii) be a general partner or joint venturer with general liability.

     "Tax" means any present or future tax, levy, duty, impost, deduction, withholding or other charges of whatever nature at any time required by any Legal Requirement (a) to be paid by any Lender or (b) to be withheld or deducted from any payment otherwise required hereby to be made to any Lender, in each case on or with respect to its obligations hereunder, any payment in respect of the Credit Obligations not included in the foregoing; provided, however, that the term "Tax" shall not include taxes imposed upon or measured by the net income of such Lender (other than withholding taxes).

     "Term Loan" has the meaning provided in Section 2.2.1.

     "Term Note" has the meaning provided in Section 2.2.2.

     "United States Funds" means such coin or currency of the United States of America as at the time shall be legal tender therein for the payment of public and private debts.

     "Wholly Owned Subsidiary" means any Subsidiary of which all the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally (other than directors' qualifying shares) is owned by the Borrower (or other Specified Person) directly, or indirectly through one or more Wholly Owned Subsidiaries.

1.  The Credit.

     2.1  Revolving Credit.

          2.1.1. Revolving Loan. Subject to all the terms and conditions of this Agreement and so long as no Default exists, from time to time on and after the Initial Closing Date and prior to the Revolver Conversion Date, the Lenders will, severally in accordance with their respective Percentage Interests, make Loans to the Borrower in such amounts and in such Foreign Currency or United States Funds as may be requested by the Borrower in accordance with Section 2.1.2. The sum of (a) the aggregate principal amount of Loans made under this Section 2.1.1 at any one time outstanding shall not at any time exceed the Maximum Amount of Revolving Credit. In no event will the principal amount of Loans at any one time outstanding made by any Lender pursuant to this Section 2.1 exceed the dollar amount of such Lender's Percentage Interest. The aggregate principal amount of the loans made pursuant to this Section 2.1.1 at any time outstanding is referred to as the "Revolving Loan."

          2.1.2. Borrowing Requests. The Borrower may from time to time request a Loan under Section 2.1.1 on or after the Initial Closing Date and prior to the Revolver Conversion Date by providing to the Agent a notice (which may be given by a telephone call received by a Lending Officer if promptly confirmed in writing). Such notice must be received not later than noon (Boston time) on the first Banking Day (third Banking Day if any portion of the Loan will be subject to a Eurocurrency Pricing Option on the requested Closing Date) prior to the requested Closing Date for such Loan. The notice must specify (a) the amount of the requested Loan, which shall be not less than $100,000 in an Equivalent Amount of United States Funds and an integral multiple of $100,000 in an Equivalent Amount of United States Funds (or a similar integral multiple with respect to a Foreign Currency), (b) whether such Loan will be in United States Funds or a particular Foreign Currency and (c) the requested Closing Date therefor (which shall be a Banking Day). Each such loan request by the Borrower shall be deemed a representation by the Borrower that, immediately before and immediately after giving effect to such Loan, no Event of Default exists or shall result therefrom. Upon receipt of such notice prior to noon (Boston time) on any Banking Day, the Agent shall inform each Lender, by telephone or otherwise, prior to 5:00 p.m. (Boston time) on such date. Each such Loan will be made at the Boston Office by depositing the amount thereof to the general account of the Borrower with the Agent.

          2.1.3. Revolving Notes. The Revolving Loan shall be evidenced by notes in substantially the form of Exhibit 2.1.3 to this Agreement (the
     "Revolving Notes") payable by the Borrower to each Lender. Each Lender shall keep a record of the date and amount of (i) each loan made by such Lender to the Borrower pursuant to Section 2.1.1 and (ii) each payment of principal made by the Borrower pursuant to Section 4. Prior to the transfer of any Revolving Note, the Lender shall endorse on a schedule thereto appropriate notations evidencing such dates and amounts; provided, however, that the failure of any Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower under this Agreement, the Revolving Notes or any other Credit Document.

     2.2.  Term Credit.

          2.2.1. Term Loan. Subject to all the terms and conditions hereof and so long as no Default exists, on the Revolver Conversion Date the Lenders will lend to the Borrower as a term loan, in accordance with their respective Percentage Interests, an aggregate amount equal to the principal amount of the Revolving Loan outstanding on such date, which shall not in any event exceed the Maximum Amount of Revolving Credit. The aggregate principal amount of the loans made pursuant to this Section 2.2.1 at any time outstanding is referred to as the "Term Loan."

          2.2.2. Term Notes. The Term Loan shall be made at the Boston Office by crediting the amount of such loan to the Revolving Loan against delivery to the Agent of the Term Notes in substantially the form of Exhibit 2.2.2 (the "Term Notes") payable to the respective Lenders. In connection with the Term Loan, the Borrower shall furnish to the Agent a certificate in substantially the form of Exhibit 5.2.1, together with any other documents required by Section 5. Upon issuance of the Term Notes in accordance with this Section 2.2, the Revolving Notes shall be deemed to be cancelled, and shall be returned by the Lenders to the Borrower; provided, however, that the failure of any Lender to return such Revolving Notes shall not affect the obligations of the Borrower under this Agreement or any other Credit Document.

     2.3.  Application of Proceeds.


          2.3.1. The Revolving Loan. Subject to Section 2.3.3, the Borrower will apply the proceeds of the Revolving Loan for strategic acquisitions, share repurchases, working capital and other lawful corporate purposes or expenditures.

          2.3.2.   The Term Loan.   Subject to Section 2.3.3,  the Borrower will
     apply the proceeds of the Term Loan solely as provided in Section 2.2.2.

          2.3.3. Specifically Prohibited Applications; Use of Proceeds. The Borrower will not, directly or indirectly, apply any part of the proceeds of any extension of credit made pursuant to this Agreement (i) to purchase or carry Margin Stock or (ii) to any transaction prohibited by any laws or regulations applicable to the Lenders.

     2.4. Nature of Obligations of Lenders to Extend Credit. The Lenders' obligations under this Agreement to make the Revolving Loan and Term Loan are several and are not joint or joint and several. If any Lender shall fail to perform its obligations to extend such credit, the amount of the commitment of the Lender so failing to perform may be assumed by the other Lenders, in their sole discretion, in such proportions as such Lenders may agree among themselves and the Percentage Interests of each other Lender shall be appropriately adjusted, but such failure or such assumption and adjustment shall not relieve the Lenders from any of their obligations to make such extension of credit.

3.   Interest; Eurocurrency Pricing Options; Fees; etc.

     3.1. Loan Interest. The Loan shall accrue interest at a rate per annum which shall at all times equal the Applicable Rate. Prior to any stated or accelerated maturity of the Loan, the Borrower will, on each Payment Date, pay the accrued and unpaid interest on the portion of the Loan which was not subject to a Eurocurrency Pricing Option. On the last day of each Eurocurrency Interest Period or on any earlier termination of any Eurocurrency Pricing Option, the Borrower will pay the accrued and unpaid interest on the portion of the Loan which was subject to the Eurocurrency Pricing Option which expired or terminated on such date. In the case of any Eurocurrency Interest Period longer than three months, the Borrower will also pay the accrued and unpaid interest on the portion of the Loan subject to the Eurocurrency Pricing Option having such Eurocurrency Interest Period at three-month intervals, the first such payment to be made on the last Banking Day of the three-month period which begins on the first day of such Eurocurrency Interest Period. On the stated or any accelerated maturity of the Loan, the Borrower will pay all accrued and unpaid interest on the Loan, including any accrued and unpaid interest on any portion of the Loan which is subject to a Eurocurrency Pricing Option. In addition, the Borrower will on demand pay interest on any overdue installments of principal and, to the extent not prohibited by applicable law, on any overdue installments of interest, fees and any other overdue amounts owed under any
Credit Document at a rate per annum equal to the sum of 2% plus the highest Applicable Rate. All payments of interest on the Loan shall be made to the Agent for the account of each Lender in accordance with such Lender's Percentage Interest therein.

     3.2.  Eurocurrency Pricing Options.

          3.2.1. Election of Eurocurrency Pricing Options. Subject to all of the terms and conditions hereof and so long as no Default exists, the Borrower may from time to time from after the Initial Closing Date and prior to the Final Maturity Date, by irrevocable notice to the Agent actually received not less than three Banking Days prior to the commencement of the Eurocurrency Interest Period selected in such notice, elect to have such portion of the Loan as the Borrower may specify in such notice accrue daily interest during the Eurocurrency Interest Period so selected at the Applicable Rate computed on the basis of the Eurocurrency Rate. If the Borrower fails to elect a Eurocurrency Pricing Option for any portion of the Loan which was previously subject to a Eurocurrency Pricing Option for which a Foreign Currency designation is in effect, the Borrower shall automatically be deemed to have elected a Eurocurrency Interest Period of seven days with respect to such Eurocurrency Pricing Option. If, on the Revolver Conversion Date, all or any portion of the Revolving Loan is subject to one or more effective Eurocurrency Pricing Options, then, unless the Borrower has elected otherwise, each such Eurocurrency Pricing Option shall apply to an equal percentage of the Term Loan as it previously constituted of the Revolving Loan until the expiration of the Eurocurrency Interest Period then in effect with respect to such portion of the Loan.

          In addition to the provisions of the preceding paragraph, no such election shall become effective:

          (a) if, prior to the commencement of any such Eurocurrency Interest Period, any Lender determines that (i) the electing or granting of the Eurocurrency Pricing Option in question would violate a Legal Requirement,
     (ii) Eurocurrency deposits in the applicable currency, in an amount comparable to the principal amount of the Loan as to which such Eurocurrency Pricing Option has been elected and which have a term corresponding to the proposed Eurocurrency Interest Period are not readily available in the inter-bank Eurocurrency market, (iii) by reason of circumstances affecting the inter-bank Eurocurrency market, adequate and reasonable methods do not exist for ascertaining the interest rate applicable to such deposits for the proposed Eurocurrency Interest Period or (iv) if the proposed portion of the Loan is in any Foreign Currency, any change in national or international financial, political or economic conditions or currency exchange rates or exchange or currency controls would, in the good faith opinion of such Lender, make it impracticable for the proposed portion of the Loan to be made in such Foreign Currency; or

          (b) if any Lender shall have advised the Agent by telephone or otherwise at or prior to noon (Boston time) on the second Banking Day prior to the commencement of such proposed Eurocurrency Interest Period (and shall have subsequently confirmed in writing) that, after reasonable efforts to determine the availability of such Eurocurrency deposits, such Lender reasonably anticipates that Eurocurrency deposits in the applicable currency, in an amount equal to the Percentage Interest of such Lender in the portion of the Loan as to which such Eurocurrency Pricing Option has been elected and which have a term corresponding to the Eurocurrency Interest Period in question will not be offered in the Eurocurrency market to such Lender at a rate of interest that does not exceed the anticipated Eurocurrency Basic Rate.

          3.2.2. Notice to Lenders and Borrowers. The Agent will inform each Lender (by telephone or otherwise), on the same Banking Day if practicable, of each notice received by it from the Borrower pursuant to Section 3.2.1 and of the Eurocurrency Interest Period specified in such notice. Upon determination by the Agent of the Eurocurrency Rate for such Eurocurrency Interest Period or in the event no such election shall become effective, the Agent will promptly notify the Borrower requesting such Eurocurrency Pricing Option and each Lender (by telephone or otherwise) of the Eurocurrency Rate so determined or why such election did not become effective.

          3.2.3.   Selection  of  Eurocurrency Interest  Periods.   Eurocurrency
     Interest Periods shall be selected so that:

          (a) the minimum portion of the Loan subject to any Eurocurrency Pricing Option shall be $250,000 in an Equivalent Amount of United States Funds and an integral multiple of $250,000 in an Equivalent Amount of United States Funds (or a similar integral multiple with respect to a Foreign Currency);

          (b) no more than ten Eurocurrency Pricing Options shall be outstanding at any one time; and


          (c) no Eurocurrency Interest Period with respect to any part of the Loan subject to a Eurocurrency Pricing Option shall expire later than the Final Maturity Date.

          3.2.4. Additional Interest. If any portion of the Loan subject to a Eurocurrency Pricing Option is repaid, or any Eurocurrency Pricing Option is terminated for any reason (including acceleration of maturity), on a date which is prior to the last Banking Day of the Eurocurrency Interest Period applicable to such Eurocurrency Pricing Option, the Borrower will pay to the Agent for the account of each Lender in accordance with such Lender's Percentage Interest in the Loan, in addition to any amounts of interest otherwise payable hereunder, an amount equal to the present value (calculated in accordance with this Section 3.2.4) of daily interest that would have accrued during the unexpired portion of such Eurocurrency Interest Period on the portion of the Loan so repaid, or as to which a Eurocurrency Pricing Option was so terminated, at a per annum rate equal to the excess, if any, of (a) the Eurocurrency Basic Rate applicable to such Eurocurrency Pricing Option minus (b) the rate of interest readily obtainable by the Agent upon the purchase of debt securities customarily issued by the Treasury of the United States of America which have a maturity date approximating the last Banking Day of such Eurocurrency Interest Period. The present value of such additional interest shall be calculated by discounting the daily amount of such interest for each day in the unexpired portion of such Eurocurrency Interest Period from such day to the date of such repayment or termination at a per annum interest rate equal to the interest rate determined pursuant to clause (b) of the preceding sentence, and by adding all such amounts for all such days during such period. The determination by the Agent of such amount of interest shall, in the absence of manifest error, be conclusive. For purposes of this Section 3.2.4, if any portion of the Loan which was requested by the Borrower to have been subject to a Eurocurrency Pricing Option is not outstanding on the first day of the Eurocurrency Interest Period applicable to such Eurocurrency Pricing Option other than for reasons described in
     Section 3.2.1, the Borrower shall be deemed to have terminated such Eurocurrency Pricing Option and the foregoing provisions of this Section shall apply.

          3.2.5. Violation of Legal Requirements. If any Legal Requirement shall prevent any Lender from funding or maintaining through the purchase of deposits in the interbank Eurocurrency market or the domestic certificate of deposit market, as the case may be, any portion of the Loan subject to a Eurocurrency Pricing Option or otherwise from giving effect to such Lender's obligations as contemplated by Section 3.2, (a) the Agent may by notice to the Borrower terminate all of the affected Eurocurrency Pricing Options, (b) the portion of the Loan subject to such terminated Eurocurrency Pricing Options shall immediately bear interest thereafter at the Applicable Rate computed on the basis of the Base Rate and (c) the Borrower shall make any payment required by Section 3.2.4.

          3.2.6.  Taxes.   (a) If (i) any Lender shall  be subject to any Tax or
     (ii) the Borrower shall be required to withhold or deduct any Tax (except to the extent such requirement arises as a result of the failure of the Agent or any Lender to comply with Section 3.2.6(b)), the Borrower will on demand by the Agent or such Lender, accompanied by the certificate referred to below, pay to the Agent for such Lender's account such additional amount as is necessary to enable such Lender to receive net of any Tax the full amount of all payments of principal of, interest on and fees payable pursuant to a Credit Document. Each Lender agrees that if, after the payment by the Borrower of any such additional amount, any amount identifiable as a part of any Tax related thereto is subsequently recovered or used as a credit by such Lender, such Lender shall reimburse the Borrower to the extent of the amount so recovered or used. A certificate of an officer of such Lender setting forth the amount of such Tax or recovery or use and the basis therefor shall, in the absence of manifest error, be conclusive.


          (b) Each Lender not incorporated under the laws of the United States of America or any state thereof shall on the date hereof, or, if later, the date on which such Lender becomes a Lender hereunder, deliver to the Borrower such certificates, documents or other evidence as the Borrower may reasonably request as may be necessary to establish, under any law (including without limitation the Code) which may impose upon the Borrower an obligation to withhold any portion of the payments made or to be made by it under this Agreement or the Notes, that payments by the Borrower to such Lender, or to the Agent for the account of such Lender, are not subject to withholding. Notwithstanding any provision herein to the contrary, the Borrower shall have no obligation to pay to the Agent or any Lender any amount which the Borrower is liable to withhold due solely to the negligent failure of the Agent or any Lender, as the case may be, to file any statement of exemption required by the Code or any other such form or statement which would have the effect of reducing or eliminating any obligation upon the Borrower to withhold any portion of the payments made or to be made by it under this Agreement or the Notes.

     Without limiting the foregoing, in the event that any Tax is required to be withheld from any payments by the Borrower to any Assignee (as defined in Section 11.1.1 below), the amount payable by the Borrower for any period pursuant to paragraph (a) above shall not in any event exceed the amount that would have been payable for such period had the payments made by the Borrower during such period been made instead to the initial Lender hereunder, as the case may be, from which such Assignee's interest in the Loan shall have originated.

          3.2.7. Funding Procedure. The Lenders may fund any portion of the Loan subject to a Eurocurrency Pricing Option out of any funds available to the Lenders. Regardless of the source of the funds actually used by any of the Lenders to fund any portion of the Loan subject to a Eurocurrency Pricing Option, however, all amounts payable hereunder, including the interest rate applicable to any such portion of the Loan and the amounts payable under Sections 3.2 or 3.4., shall be computed as if each Lender had actually funded such Lender's Percentage Interest in such portion of the Loan through the purchase of deposits in such amount of the currency and type by which the Eurocurrency Basic Rate was determined with a maturity the same as the applicable Eurocurrency Interest Period relating thereto and, in the case of a Eurocurrency Pricing Option, through the transfer of such deposits from an office of the Lender having the same location as the applicable Eurocurrency Office to one of such Lender's offices in the United States of America.

     3.3. Commitment Fee for Revolving Loan. In consideration of the Lenders' commitments to make the extensions of credit provided for in Section 2.1, the Borrower will pay to the Agent for the account of the Lenders in accordance with their Percentage Interests, on each Payment Date prior to the Revolver Conversion Date, and on the Revolver Conversion Date, an amount calculated on a daily basis equal to 0.125% per annum on the amount by which (i) the Maximum Amount of Revolving Credit exceeded (ii) the average daily Revolving Loan in the Equivalent Amount of United States Funds during such period.

     3.4. Capital Adequacy. If any Lender shall have determined that (a) compliance by such Lender with any applicable law, governmental rule, regulation or order regarding capital adequacy of banks or bank holding companies, or any interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with interpretation administration thereof, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any such authority, central bank or comparable agency, or any regulation, directive or request of any authority of the European Union, has or would have the effect of reducing the rate of return on such Lender's (or any Person controlling such Lender) capital as a consequence of such Lender's obligations hereunder to a level below that which such Lender (or any Person controlling such Lender) could have achieved but for such compliance (taking into consideration such Lender's policies with respect to capital adequacy immediately before such compliance and assuming that such Lender's capital was fully utilized prior to such compliance) by an amount deemed by such Lender to be material, or (b) any change in any Legal Requirement after the date hereof shall directly or indirectly (i) reduce the amount of any sum received or receivable by such Lender with respect to the Loan, (ii) impose a cost on such Lender that is attributable to the making or maintaining of, or such Lender's commitment to make, its portion of the Loan, or (iii) require such Lender to make any payment on or calculated by reference to the gross amount of any amount received by such Lender under any Credit Document, then, in the case of clause (a) and (b), the Borrower will on demand by the Agent, accompanied by the certificate referred to below, pay to the Agent from time to time as specified by such Lenders as are so affected such additional amounts as shall be sufficient to compensate such Lenders (or any Person controlling such Lenders) for such reduced return, reduction, increased cost or payment together with interest on each such amount from five Banking Days after the date demanded until payment in full thereof at the rate of interest on overdue installments of principal provided in Section 3.1. A certificate of any officer of any such Lender setting forth the amount to be paid to it and the basis for computation thereof hereunder shall, in the absence of manifest error, be conclusive. In determining such amount, such Lender may use any reasonable averaging and attribution methods to allocate any increased costs in good faith on a reasonably equitable basis.

     3.5. Computations of Interest. For purposes of this Agreement, interest (and any amount expressed as interest) shall be computed on a daily basis and
(a) with respect to any portion of the Loan subject to a Eurocurrency Pricing Option, on the basis of a 360 day year and (b) with respect to commitment fees and any other portion of the Loan, on the basis of a 365 or 366 day year, as the case may be.

4.  Payment.

     4.1. Payment at Maturity. On the stated or any accelerated maturity of the Revolving Loan or Term Loan, as the case may be, the Borrower will pay to the Agent for the account of each Lender for credit to the Revolving Loan or Term Loan, as the may be, an amount equal to the Indebtedness evidenced by the applicable Notes then due, together with all accrued and unpaid interest thereon and all other Credit Obligations then outstanding.

     4.2. Prepayment of Revolving Loan. If at any time the Revolving Loan exceeds the Maximum Amount of Revolving Credit, the Borrower will promptly pay the amount of such excess to the Agent for the account of each Lender without premium (except as provided in Section 3.2.4) for credit to the Revolving Notes.

     4.3. Fixed Prepayment of Term Loan. On each Payment Date after the Revolver Conversion Date and prior to the Final Maturity Date, the Borrower will pay an aggregate of 5% of the Term Loan outstanding on the Revolver Conversion Date to the Agent as a fixed prepayment of the Term Loan, together with accrued interest on such amount prepaid, and a final payment on the Final Maturity Date equal to 25% of the Term Loan outstanding on the Revolver Conversion Date; provided, that in no event shall the amount of any such payment or prepayment exceed the amount of the Term Loan outstanding at the time of such payment or prepayment.

     4.4. Voluntary Prepayments of Revolving Loan. In addition to the payment or prepayments required by Sections 4.1, 4.2 and 4.3, the Borrower may from time to time prepay all or any portion of the Loan (in a minimum amount of $100,000 in the Equivalent Amount of United States Funds and an integral multiple of $50,000 in the Equivalent Amount of United States Funds), without premium (except as provided in Section 3.2.4). With respect to such prepayment, the Borrower shall give the Agent at least three Banking Days' prior notice of its intention to prepay, specifying the date of payment, the total principal amount of the Loan to be paid on such date and the amount of interest to be paid with such prepayment.


     4.5. Reborrowing; Application of Payments. The amounts of the Revolving Loan prepaid pursuant to Sections 4.2 and 4.4 may be reborrowed from time to time prior to the Revolver Conversion Date in accordance with Section 2.1. The amounts of the Term Loan prepaid pursuant to Sections 4.3 or 4.4 may not be reborrowed. All payments of principal with respect to the Loan hereunder shall be made to the Agent for the account of each Lender in accordance with the Lenders' respective Percentage Interests.

     4.6. Currency of Payments. Any payment of principal of or interest on any portion of the Credit Obligations shall be made in the currency in which such portion of the Credit Obligations is denominated. All payments of fees, indemnities, expenses and other amounts owing hereunder shall be made in United States Funds.

5.  Conditions.

     5.1. Conditions to Initial Extension of Credit. The obligations of the Lenders to make the initial extension of credit under Section 2 shall be subject to the satisfaction, on or before the Initial Closing Date, of the conditions set forth in this Section 5.1 and in Section 5.2.

          5.1.1.   Revolving  Notes.   The  Borrower  shall have  executed  this
     Agreement and the Revolving Notes and delivered them to the Agent for each Lender.

          5.1.2.   Reports and Other Documents.   The Agent shall  have received
     the following, each in form and substance satisfactory to the Agent:

               (i) the audited Consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 1995 and Consolidated statements of income and changes in shareholders' equity and cash flows of the Borrower and its Subsidiaries for the fiscal year of the Borrower then ended.

               (ii) the internally prepared Consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 1996 and Consolidated statements of income and changes in shareholders' equity and cash flows of the Borrower and its Subsidiaries for the fiscal quarter of the Borrower then ended and for the portion of the fiscal year of the Borrower then ended.

          5.1.3. Legal Opinion. The Lenders shall have received from Bingham, Dana & Gould LLP, special counsel for the Borrower, their opinion with respect to the transactions contemplated by the Credit Documents, which opinion shall be in form and substance satisfactory to the Lenders.

     5.2. Conditions to Extending Credit. The obligations of the Lenders to make any extension of credit pursuant to Section 2 shall be subject to the satisfaction, on or before the Closing Date for such extension of credit, of the conditions set forth in this Section 5.2.

          5.2.1. Representations and Warranties; No Default; No Material Adverse Change. The representations and warranties contained in Section 7 shall be true and correct on and as of the Closing Date with the same force and effect as though originally made on and as of such date; no Default shall exist on such Closing Date prior to or immediately after giving effect to the requested extension of credit; as of such Closing Date, no Material Adverse Change shall have occurred; and the Borrower shall have furnished to the Agent on the Closing Date a certificate to these effects (and, with respect to the Initial Closing Date, together with a schedule of calculations demonstrating, as of the Initial Closing Date, compliance with the financial tests set forth in Section 6.5), in substantially the form of
     Exhibit 5.2.1, signed by an Executive Officer or a Financial Officer.

          5.2.2. Proper Proceedings. This Agreement, each other Credit Document and the transactions contemplated hereby and thereby shall have been authorized by all necessary proceedings of the Borrower and any of its Affiliates party thereto. All necessary consents, approvals and authorizations of any governmental or administrative agency or any other Person of any of the transactions contemplated hereby or by any other Credit Document shall have been obtained and shall be in full force and effect.

          5.2.3. Legality, etc. The making of the requested extension of credit on the Initial Closing Date shall not (i) subject any Lender to any penalty or special tax, (ii) be prohibited by any law or governmental order or regulation applicable to any Lender or any Obligor or (iii) violate any voluntary credit restraint program of the executive branch of the government of the United States of America, the Board of Governors of the Federal Reserve System, any request or directive of the Central Bank of Ireland or any authority of the European Union or any other governmental or administrative agency so long as any Lender reasonably believes that compliance therewith is in the best interests of such Lender.

          5.2.4. General. All legal and corporate proceedings in connection with the transactions contemplated by this Agreement and each other Credit Document shall be satisfactory in form and substance to the Agent, and the Lenders shall have received copies of all documents, including records of corporate proceedings, appraisals and opinions of counsel, which any Lender may have reasonably requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

     5.3.   Conditions  on the  Revolver Conversion  Date.   In addition  to the
conditions specified in Section 5.2, on the Revolver Conversion Date:

          5.3.1.  Term Notes.   The Borrower shall have executed the  Term Notes
     pursuant to Section 2.2 and delivered them to the Agent.

6. General Covenants. The Borrower covenants that, until all of the Credit Obligations shall have been paid in full and until the Lender's commitment to extend credit under this Agreement and any other Credit Document shall have been irrevocably terminated, it will comply with such of the following provisions:

     6.1. Taxes and Other Charges. The Borrower and its Subsidiaries will duly pay and discharge, or cause to be paid and discharged, before the same shall become in arrears (or in conformity with customary trade terms, where applicable) (i) all taxes, assessments and other governmental charges imposed upon the Borrower or any of its Subsidiaries and its properties, sales or activities, or upon the income or profits therefrom, (ii) all claims for labor, materials or supplies which if unpaid might by law become a Lien upon any of its property, and (iii) all accounts payable and other Indebtedness incident to its operations; provided, however, that any such tax, assessment, charge, claim or Indebtedness need not be paid if the validity or amount thereof shall at the time be contested in good faith by appropriate proceedings and if the Borrower shall, in accordance with GAAP, have set aside on its books adequate reserves with respect thereto.

     6.2.  Conduct of Business, etc.

          6.2.1. Types of Business. The Borrower will, and will cause its Subsidiaries to, engage in (i) the business engaged in by the Borrower and its Subsidiaries on the Initial Closing Date and businesses reasonably related thereto and (ii) businesses engaged in by Persons acquired by, or whose assets are acquired by, the Borrower or any of its Subsidiaries in a Permitted Acquisition.

          6.2.2. Maintenance of Properties; Compliance with Agreements, etc. Each of the Borrower and its Subsidiaries will (i) keep its properties in such repair, working order and condition, and from time to time make such repairs, replacements, additions and improvements thereto as are necessary for the efficient operation of their businesses and shall comply at all times in all material respects with all franchises, licenses, leases and other material agreements to which it is a party so as to prevent any loss or forfeiture thereof or thereunder, unless compliance is at the time being contested in good faith by appropriate proceedings or unless such losses or forfeitures could not in the aggregate result in any Material Adverse Change and (ii) do all things necessary to preserve, renew and keep in full force and effect and in good standing its legal existence and authority necessary to continue its business; provided, however, that this Section
     6.2.2 shall not apply to assets or entities disposed of in transactions permitted by Section 6.11.

          6.2.3. Statutory Compliance. The Borrower and its Subsidiaries will comply in all material respects with all valid and applicable statutes, ordinances, zoning and building codes and other rules and regulations of the United States of America, of the states and territories thereof and their counties, municipalities and other subdivisions and of any foreign country or other jurisdictions applicable to the Borrower or any of its Subsidiaries, except where compliance therewith shall at the time be contested in good faith by appropriate proceedings or where failure so to comply could not in the aggregate result in any Material Adverse Change.

     6.3. Insurance. The Borrower and its Subsidiaries will maintain at all times, with financially sound and reputable insurers, insurance with respect to its properties and business and against such casualties and contingencies in such types and such amounts as shall be in accordance with sound business practices and reasonably satisfactory to the Lenders. Such insurance will be deemed satisfactory so long as each of the Borrower and its Subsidiaries (i) keeps its physical property insured against fire and extended coverage risks in amounts and with deductibles equal to those generally maintained by businesses of similar size engaged in similar activities, (ii) maintains all such workers' compensation or similar insurance as may be required by law, and (iii) maintains, in amounts and with deductibles equal to those generally maintained by businesses of similar size engaged in similar activities, general public liability insurance against claims for bodily injury, death or property damage occurring on, in or about the properties of the Borrower and its Subsidiaries, and product liability insurance.

     6.4. Financial Statements and Reports. The Borrower and its Subsidiaries will maintain a system of accounting in which full and correct entries will be made of all dealings and transactions in relation to their businesses and affairs in accordance with GAAP. The fiscal year of the Borrower will end on June 30 in each year.

          6.4.1. Annual Statements. The Borrower will furnish to the Lenders as soon as available and in any event within 120 days after the end of each fiscal year, the Borrower's Annual Report on Form 10-K under the Securities Exchange Act of 1934, as amended for such fiscal year, including comparative figures for the preceding fiscal year, and accompanied by:

               (i) unqualified reports or certificates of Ernst & Young LLP (or independent certified public accountants of recognized standing reasonably satisfactory to the Agent), which may be included in the Form 10-K referred to above, to the effect that they have audited the financial statements contained therein in accordance with GAAP and that such financial statements present fairly, in all material respects, the financial position of the Persons covered thereby at the dates thereof and the results of their operations for the periods covered thereby in conformity with GAAP;

               (ii) the statement of such accountants that they have caused this Agreement to be reviewed and that in the course of their audit of the Borrower and its Subsidiaries nothing has come to their attention to lead them to believe that any Default hereunder exists and in particular that they have no knowledge of any Default under Sections
          6.5 through 6.15 or, if such is not the case, specifying such Default or possible Default and the nature thereof, it being understood that the examination of such accountants cannot be relied upon to give them knowledge of any such Default except as it relates to accounting or auditing matters;

               (iii) a certificate of the Borrower signed by a Financial Officer substantially in the form of Exhibit 6.4.1 (a) to the effect that such officer has caused this Agreement to be reviewed by the Borrower and has no knowledge of any Default, or if such officer has such knowledge, specifying such Default and the nature thereof, and what action the Borrower or, as the case may be, its Subsidiary has taken, is taking or proposes to take with respect thereto, (b) stating what changes, if any, have occurred in GAAP since the date of the financial statements described in Section 7.2.1, and (c) containing a schedule of computations demonstrating, as of the close of such fiscal year, compliance with the Computation Covenants; and

               (iv) supplements to Exhibits 7.1 and 7.4 showing any changes in the information set forth in such Exhibits during such fiscal year, including whether any Subsidiary previously listed as "Dormant" on
          Exhibit 7.1 has commenced  any business operations.

          6.4.2. Quarterly Reports. The Borrower will furnish to the Lenders as soon as available and, in any event, within 60 days after the end of each of the first three fiscal quarters of the Borrower, the Borrower's quarterly report on Form 10-Q under the Securities Exchange Act of 1934, as amended, accompanied by a certificate of the Borrower signed by a Financial Officer substantially in the form of Exhibit 6.4.2:

               (a) to the effect that such financial statements have been prepared in accordance with GAAP and present fairly, in all material respects, the financial position of the Borrower and its Subsidiaries at the dates thereof and the results of their operations for the periods covered thereby, subject only to normal year-end audit adjustments and the addition of footnotes;

               (b) to the effect that such officer has caused this Agreement to be reviewed by the Borrower and has no knowledge of any Default, or if such officer has such knowledge, specifying such Default and the nature thereof and what action the Borrower has taken, is taking or proposes to take with respect thereto, and

               (c) containing a schedule of computations by the Borrower demonstrating, as of the close of such fiscal quarter, compliance with the Computation Covenants.

          6.4.3.  Other Reports.  The Borrower will furnish to the Lenders:

               (i) as soon as practicable but, in any event, within 20 Banking Days after the issuance thereof, such registration statements, proxy statements and reports, if any, as may be filed by the Borrower or any Subsidiary with the Securities and Exchange Commission;

               (ii) immediately after receipt, any 30-day letter or any 90-day letter from the federal Internal Revenue Service asserting tax deficiencies against the Borrower or any Subsidiary.

          6.4.4. Notice of Litigation; Notice of Defaults. The Borrower will promptly furnish to the Agent written notice of any litigation or any administrative or arbitration proceeding to which the Borrower or any Subsidiary may hereafter become a party which may involve any material risk of any judgment which, after giving effect to any applicable insurance, may result in a claim of more than $500,000 against the Borrower or any Subsidiary, whether individually or collectively. Within five Banking Days after acquiring knowledge thereof, the Borrower will notify the Lenders of the existence of any Default, specifying the nature thereof and what action the Borrower has taken, is taking or proposes to take with respect thereto.


          6.4.5.  ERISA Reports.  The Borrower will:

               (i) Furnish the Lenders with a copy of any request for a waiver of the funding standards or an extension of the amortization period required by sections 303 and 304 of ERISA or section 412 of the Code, promptly after any Control Group Person submits such request to the Department of Labor or the Internal Revenue Service;

               (ii) Notify the Lenders of any reportable event (as defined in section 4043 of ERISA), unless the notice requirement with respect thereto has been waived by regulation, promptly after any Control Group Person learns of such reportable event; and furnish the Lenders with a copy of the notice of such reportable event required to be filed with the PBGC, promptly after such notice is required to be given;

               (iii) Furnish the Lenders with a copy of any notice received by any Control Group Person that the PBGC has instituted or intends to institute proceedings under section 4042 of ERISA to terminate any Plan, or that any Multiemployer Plan is insolvent or in reorganization status under Title IV of ERISA, promptly after receipt of such notice;

               (iv) Notify the Lenders of the possibility of the termination of any Plan by its administrator pursuant to section 4041 of ERISA, as soon as any Control Group Person learns of such possibility and in any event prior to such termination; and furnish the Lenders with a copy of any notice to the PBGC that a Plan is to be terminated, promptly after any Control Group Person files a copy of such notice; and

               (v) Notify the Lenders of the intention of the Borrower or any Control Group Person to withdraw, in whole or in part, from any Multiemployer Plan, prior to such withdrawal, and, upon any Lender's request from time to time, of the extent of the liability, if any, of such Person as a result of such withdrawal, to the best of such Person's knowledge at such time.

          6.4.6. Other Information. From time to time upon request of any authorized officer of the Lenders, the Borrower will furnish to the Lenders such other information regarding the business, affairs and condition, financial or otherwise, of the Borrower and its Subsidiaries as such officer may reasonably request, including copies of all licenses, agreements, contracts, leases and instruments to which the Borrower or its Subsidiaries is party. Upon a Default, the Lenders' authorized officers and representatives shall have the right during normal business hours to examine the books and records of the Borrower or its Subsidiaries, to make copies, notes and abstracts therefrom and to make an independent examination of its books and records, for the purpose of verifying the accuracy of the reports delivered by any of the Borrower and its Subsidiaries pursuant to this Section 6.4 or otherwise and ascertaining compliance with this Agreement or any other Credit Document.

     6.5.  Certain Financial Tests.

          6.5.1. Debt Service Coverage. On the last day of each fiscal quarter of the Borrower, Consolidated Operating Cash Flow for the four quarter period then ending shall equal or exceed 150% of Consolidated Fixed Charges for such period.

          6.5.2. Consolidated Net Loss. As of the last day of each month, Consolidated Net Loss for the consecutive six month period then ending shall not equal or exceed 5% of Consolidated Tangible Net Worth (measured as of the first day of such six month period).

          6.5.3. Consolidated Total Liabilities to Consolidated Tangible Net Worth. Consolidated Total Liabilities shall at all times be less than 150% of Consolidated Tangible Net Worth.


          6.5.4. Consolidated Net Worth. Consolidated Net Worth shall at all times equal or exceed $45,000,000; provided, however, that on the last day of each fiscal year of the Borrower, beginning with the fiscal year ending on June 30, 1997, such dollar amount shall be increased by an amount equal to 50% of Consolidated Net Income (only if in excess of zero) for the fiscal year then ended.

     6.6.   Indebtedness.   The Borrower  and its Subsidiaries  will not create,
incur, assume or otherwise become or remain liable with respect to any Indebtedness except the following:

          6.6.1.  Indebtedness in respect of the Credit Obligations.

          6.6.2. Current liabilities, other than for Financing Debt and operating leases, incurred in the ordinary course of business; provided, however, that all such Indebtedness, including without limitation trade payables, shall be paid in accordance with Section 6.1.

          6.6.3. To the extent that payment thereof shall not at the time be required by Section 6.1, Indebtedness in respect of taxes, assessments, governmental charges and claims for labor, materials and supplies.

          6.6.4. Indebtedness secured by Liens of carriers, warehousemen, mechanics and landlords permitted by Sections 6.8.5 and 6.8.6.

          6.6.5. Indebtedness in respect of judgments or awards (i) which have been in force for less than the applicable appeal period, so long as execution is not levied, or (ii) in respect of which the Borrower or its Subsidiaries shall at the time in good faith be prosecuting an appeal or proceedings for review, so long as execution thereof shall have been stayed pending such appeal or review.

          6.6.6. Indebtedness with respect to deferred compensation in the ordinary course of business and Indebtedness with respect to employee benefit programs (including liabilities in respect of deferred compensation, pension or severance benefits, early termination benefits, disability benefits, vacation benefits and tuition benefits) incurred in the ordinary course of business.

          6.6.7. Indebtedness in respect of customer advances and deposits, deferred income, deferred taxes and other deferred credits arising in the ordinary course of business.

          6.6.8. Indebtedness in respect of inter-company loans and advances among the Borrower and its Subsidiaries which are not prohibited by Section 6.9.

          6.6.9. Indebtedness relating to deferred gains and deferred taxes existing as of the Initial Closing Date or arising in connection with sale of assets permitted under Section 6.12.

          6.6.10. Indebtedness in respect of obligations outstanding on the Initial Closing Date and described on Exhibit 7.4, and any renewals thereof, but not any increase in the amount thereof.

          6.6.11. Indebtedness in respect of a line of credit made available to the Borrower in an aggregate amount outstanding not to exceed $1,000,000 at any one time.

          6.6.12. Indebtedness in respect of (a) overdraft facilities made available to the Chemfab Ireland Entities in an aggregate outstanding amount not to exceed 500,000 Punts at any one time and (b) a foreign exchange line of credit made available to Chemfab Europe in an aggregate outstanding amount not to exceed 300,000 Punts at any one time.


          6.6.13. Other Indebtedness, not to exceed an aggregate amount of $3,000,000 (including Indebtedness in respect of Guarantees and Capitalized Lease Obligations or secured by purchase money security interests referred to on Exhibit 7.4) in the Equivalent Amount of United States Funds at any one time outstanding.

     6.7. Guarantees; Letters of Credit. The Borrower and its Subsidiaries will not become or remain liable with respect to any Guarantee, including reimbursement obligations under letters of credit and other financing guarantees by third parties, except in connection with Indebtedness permitted under any of Sections 6.6.11 through 6.6.13.

     6.8. Liens. The Borrower and its Subsidiaries will not (a) create, incur or enter into, or (b) suffer to be created or incurred or to exist, any Lien (including any arrangement or agreement which prohibits it from creating any Lien), except the following:

          6.8.1.  Liens included in any Credit Document.

          6.8.2. Liens to secure taxes, assessments and other governmental charges, to the extent that payment thereof shall not at the time be required by Section 6.1.

          6.8.3. Deposits or pledges made (i) in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pensions or other social security, (ii) in connection with casualty insurance maintained in accordance with Section 6.3, (iii) to secure the performance of bids, tenders, contracts (other than contracts relating to Financing
     Debt) or leases, (iv) to secure statutory obligations or surety or appeal bonds, (v) to secure indemnity, performance or other similar bonds in the ordinary course of business or (vi) in connection with contests to the extent that payment thereof shall not at that time be required by Section 6.1.

          6.8.4. Liens in respect of judgments or awards, to the extent that such judgments or awards are permitted by Section 6.6.5.

          6.8.5. Liens of carriers, warehousemen, mechanics and similar Liens or deposits to secure the release thereof.

          6.8.6. Encumbrances in the nature of (i) zoning restrictions, (ii) easements, (iii) restrictions of record on the use of real property and
     (iv) landlords' and lessors' Liens on rented premises, which in each case do not materially detract from the value of the encumbered property or impair the use thereof in the business of the Borrower.

          6.8.7.    Capitalized Lease  Obligations  incurred  after the  Initial
     Closing Date and purchase money security interests in or purchase money mortgages on real or personal property acquired after the Initial Closing Date to secure purchase money Indebtedness to the extent permitted by
     Section 6.6 incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired and proceeds thereof and reasonable attachments and accessories thereto.

          6.8.8. Other existing Liens and Capitalized Lease Obligations described on Exhibit 7.4 on the property secured by such Liens or the subject of such Capitalized Lease as of the Initial Closing Date and any renewals thereof, but not any increase in the amount thereof.

     6.9. Investments and Acquisitions. The Borrower and its Subsidiaries will not have outstanding, acquire, commit itself to acquire or hold any Investment (including any Investment consisting of the acquisition of any business) except for the following:

          6.9.1.  Investments in Cash Equivalents.


          6.9.2. Trade or customer accounts or notes receivable for inventory sold or leased or services rendered in the ordinary course of business.

          6.9.3. Loans or advances to employees, agents and consultants in the ordinary course of business, including, but not limited to, travel, payroll and other expenses incurred in the ordinary course of business, not to exceed $750,000 in the Equivalent Amount of United States Funds at any one time.

          6.9.4.  Capital Expenditures to the extent permitted by Section 6.15.

          6.9.5.  Investments described on Exhibit 7.4.

          6.9.6. So long as immediately before and after giving effect thereto no Default exists, acquisitions by the Borrower of businesses or assets, whether by acquisition of stock, assets or by merger; provided, however, that (a) the Borrower will provide at least 30 days notice to the Lenders prior to such acquisition; (b) if the aggregate consideration paid by the Borrower with respect to such acquisition is greater than $5,000,000 in the Equivalent Amount of United States Funds, then, in addition to the requirements of subsection (a) of this Section, the Borrower shall demonstrate, based on a calculation methodology reasonably satisfactory to the Agent and certified by a Financial Officer of the Borrower, prospective compliance on a Consolidated basis by the Borrower and its Subsidiaries and the company or entity acquired pursuant to the relevant acquisition with
     Section 6.5 for the twelve month period beginning on the date of such acquisition; and (c) if the aggregate consideration paid by the Borrower with respect to such acquisition is greater than $10,000,000 in the Equivalent Amount of United States Funds, then, in addition to the requirements of subsections (a) and (b) of this Section, the business or assets so acquired shall, in the opinion of the Lenders, be engaged in activities engaged in by the Borrower and its Subsidiaries on the Initial Closing Date and businesses reasonably related thereto. Acquisitions by the Borrower pursuant to and in compliance with this Section 6.9.6 are referred to as "Permitted Acquisitions".

          6.9.7. Investments by the Borrower in the equity interests of Nitto Chemfab Co., Ltd. not owned by the Borrower as of the date of this Agreement.

     6.10. Distributions. The Borrower and its Subsidiaries shall not make any Distribution except for the following:

          6.10.1. Subsidiaries of the Borrower may make Distributions to the Borrower or any Wholly Owned Subsidiary of the Borrower.

          6.10.2. So long as immediately before and after giving effect thereto, no Default exists, each of the Borrower and its Subsidiaries may declare and pay dividends to its stockholders.

          6.10.3. So long as immediately before and after giving effect thereto, no Default exists, the Borrower may purchase, redeem or otherwise retire any shares of any class of capital stock or other equity interests of the Borrower.

     6.11. Merger and Dispositions of Assets. The Borrower and its Subsidiaries will not become a party to any merger or consolidation and will not sell, sell and lease back, lease, sublease or otherwise dispose of any of its assets; provided, however, that so long as immediately prior to and after giving effect thereto there shall exist no Default:

          6.11.1. The Borrower and its Subsidiaries may sell or otherwise dispose of (i) inventory in the ordinary course of business, (ii) tangible assets to be replaced in the ordinary course of business by other assets of equal or greater value and (iii) tangible assets no longer used or useful in the business of the Borrower; provided, however, that the aggregate fair market value (or book value, if greater) of the assets sold or disposed of pursuant to this clause (iii) shall not in any fiscal year exceed 10% of the Borrower's Consolidated total assets determined in accordance with GAAP on a Consolidated basis as of the first day of such fiscal year; and provided, further, that in no event shall the Borrower or any of its Subsidiaries be permitted to sell or otherwise dispose of any equity interests in any Subsidiary other than pursuant to a transfer to the Borrower or a Wholly Owned Subsidiary of the Borrower.

          6.11.2. The Borrower may engage in acquisitions permitted by Section 6.9.

     6.12. ERISA. Each of the Borrower and its Subsidiaries will meet, and will cause all Control Group Persons to meet, all minimum funding requirements applicable to them with respect to any Plan pursuant to section 302 of ERISA or section 412 of the Code, without giving effect to any waivers of such requirements or extensions of the related amortization periods which may be granted. Each of the Borrower and its Subsidiaries will comply, and will cause all Control Group Persons to comply, in all material respects, with the provisions of ERISA and the Code applicable to each Plan. At no time shall the Accumulated Plan Benefit Obligations under any Plan that is not a Multiemployer Plan exceed the fair market value of the assets of such Plan allocable to such benefits by more than $2,000,000.

     6.13. Transactions with Affiliates. The Borrower and its Subsidiaries shall not effect any transaction with any of their Affiliates (except for the Borrower and its Subsidiaries) on a basis less favorable to the Borrower and its Subsidiaries than would be the case if such transaction had been effected with a non-Affiliate.

     6.14.  Issuance of Stock by Subsidiaries; Subsidiary Distributions.

          6.14.1. Issuance of Stock by Subsidiaries. No Subsidiary shall issue or sell any shares of its capital stock or other evidence of beneficial ownership to any Person other than a Borrower or any Wholly Owned Subsidiary of the Borrower.

          6.14.2. No Restrictions on Subsidiary Distributions. Except for the restrictions contained in the Credit Documents and as otherwise set forth on Exhibit 6.14.2, neither the Borrower nor any Subsidiary shall enter into or be bound by any agreement (including covenants requiring the maintenance of specified amounts of net worth or working capital) restricting the right of any Subsidiary to make Distributions or extensions of credit to a Borrower (directly or indirectly through another Subsidiary).

     6.15. Limit on Capital Expenditures. The Borrower and its Subsidiaries will not make Capital Expenditures exceeding $10,000,000 (excluding Permitted Acquisitions pursuant to Section 6.9.6) in the Equivalent Amount of United States Funds in the aggregate in any calender year.

7. Representations and Warranties. In order to induce the Lenders to extend credit to the Borrower hereunder, the Borrower represents and warrants that:

     7.1.  Organization and Business.

          7.1.1. The Borrower. The Borrower is a duly organized and validly existing corporation, in good standing, under the laws of Delaware, with all power and authority, corporate or otherwise, necessary to (i) enter into and perform this Agreement and each other Credit Document to which it is party, and (ii) own its properties and carry on the business now conducted or proposed to be conducted by it. The Borrower has taken all corporate action required to execute, deliver and perform this Agreement and each other Credit Document to which it is party. Certified copies of the charter and by-laws of the Borrower have been previously delivered to the Agent and are correct and complete. Exhibit 7.1, as from time to time hereafter supplemented in accordance with Section 6.4 or otherwise by written notice to the Lenders, sets forth (a) the jurisdiction of incorporation of the Borrower, (b) the address of the Borrower's chief executive office and chief place of business and (c) the name under which the Borrower conducts its business and the jurisdictions in which the name is used.

          7.1.2. Subsidiaries. Each Subsidiary of the Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, with all power and authority, corporate or otherwise, necessary to own its properties and carry on the business now conducted or proposed to be conducted by it. Certified copies of the Charter and By-laws of each of the Chemfab Ireland Entities have been previously delivered to the Agent and are correct and complete.
     Exhibit 7.1, as from time to time hereafter supplemented in accordance with
     Section 6.4, sets forth, as of June 30, 1996 and thereafter as of the end of the most recent fiscal year or quarter for which such financial statements are required to be furnished, (i) the name and jurisdiction of organization of each Subsidiary, (ii) the address of the chief executive office and principal place of business of each Subsidiary, (iii) each name under which each Subsidiary conducts its business and the jurisdictions in which each such name is used, (iv) whether any such Subsidiary, by virtue of not conducting any business operations, is dormant and (v) the number of authorized and issued shares and ownership of each such Subsidiary.

          7.1.3. Qualification. Except as set forth on Exhibit 7.1, each of the Borrower and its Subsidiaries is duly and legally qualified to do business as a foreign corporation and is in good standing in each state or jurisdiction in which such qualification is required and is duly authorized, qualified and licensed under all laws, regulations, ordinances or orders of public authorities, or otherwise, to carry on its business in the places and in the manner in which it is conducted, except for failures to be so qualified, authorized or licensed which would not in the aggregate result, or pose a material risk of resulting, in any Material Adverse Change.

     7.2.  Financial Statements and Other Information; Certain Agreements.

          7.2.1. Financial Statements and Other Information. The Borrower has previously furnished to the Lenders copies of the Consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 1996, and the Consolidated statements of income and Consolidated statement of changes in shareholders' equity and cash flows of the Borrower and its Subsidiaries for the fiscal year of the Borrower then ended.

          The Consolidated financial statements (including the notes thereto) referred to above were prepared in accordance with GAAP and fairly present the financial position of the Persons covered thereby at the respective dates thereof and the results of their operations for the periods covered thereby. Neither the Borrower nor any of its Subsidiaries has any known material contingent liability which is not reflected in the most recent balance sheet referred to above or the notes thereto.

          7.2.2. Certain Agreements. The Borrower has previously furnished to the Lenders correct and complete copies, including all exhibits, schedules and amendments thereto, of the following agreements, each as in effect on the Initial Closing Date (the "Material Agreements"):

               (a)  Nitto Chemfab Joint Venture Agreement.

     7.3. Changes in Condition. No Material Adverse Change has occurred, and since June 30, 1995 the Borrower has not entered into any material transaction outside the ordinary course of business except for the transactions contemplated by this Agreement and the other Material Agreements.

     7.4. Agreements Relating to Financing Debt, Investments, etc. Exhibit 7.4, as from time to time hereafter supplemented in accordance with Section 6.4 or otherwise by written notice to the Lenders, sets forth (i) the amounts (as of the dates indicated in Exhibit 7.4, as so supplemented) of all Financing Debt of the Borrower and all agreements which relate to such Financing Debt, (ii) all Liens and Guarantees with respect to such Financing Debt and (iii) all agreements which directly or indirectly require the Borrower to make any Investment. The Borrower has furnished the Agent with correct and complete copies of any agreements described in clauses (i), (ii) and (iii) above requested by the Lenders.

     7.5. Title to Assets. The Borrower and its Subsidiaries have good and marketable title to all assets necessary for or used in the operations of their respective businesses as now conducted or proposed to be conducted by them and reflected in the most recent balance sheet referred to in Section 7.2.1 (or the balance sheet most recently furnished to the Lenders pursuant to Sections 6.4.1 or 6.4.2 or otherwise by written notice to the Lenders), and to all assets acquired subsequent to the date of such balance sheet, subject to no Liens except for those permitted by Section 6.8 and except for assets disposed of as permitted by Section 6.11.

     7.6. Licenses, etc. The Borrower and its Subsidiaries have all patents, patent applications, patent licenses, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, licenses, franchises, permits, authorizations and other rights as are necessary for the conduct of its business as now conducted or proposed to be conducted by it. All of the foregoing are in full force and effect, and the Borrower and its Subsidiaries are in substantial compliance with the foregoing without any known conflict with the valid rights of others which has resulted, or poses a material risk of resulting, in any Material Adverse Change. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such license, franchise or other right or affect the rights of the Borrower or any of its Subsidiaries thereunder so as to result in any Material Adverse Change. There is no litigation or other proceeding or dispute with respect to the validity or, where applicable, the extension or renewal, of any of the foregoing which has resulted, or poses a material risk of resulting, in any Material Adverse Change.

     7.7. Litigation. No litigation, at law or in equity, or any proceeding before any court, board or other governmental or administrative agency or any arbitrator is pending or, to the knowledge of the Borrower, threatened which may involve any material risk of any final judgment, order or liability which, after giving effect to any applicable insurance, has resulted, or poses a material risk of resulting, in any Material Adverse Change or which seeks to enjoin the consummation, or which questions the validity, of any of the transactions contemplated by this Agreement or any other Credit Document. No judgment, decree or order of any court, board or other governmental or administrative agency or any arbitrator has been issued against or binds the Borrower or any Subsidiary which has resulted, or poses a material risk of resulting, in any Material Adverse Change.

     7.8. Tax Returns. Each of the Borrower and its Subsidiaries has filed all material tax and information returns which are required to be filed by it and has paid, or made adequate provision for the payment of, all taxes which have or may become due pursuant to such returns or to any assessment received by it. The Borrower knows of no material additional assessments or any basis therefor. The Borrower reasonably believes that the charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are adequate.

     7.9. No Legal Obstacle to Agreements. Neither the execution and delivery of this Agreement or any other Credit Document, nor the making of any borrowings hereunder, nor the consummation of any transaction referred to in or contemplated by this Agreement or any other Credit Document, nor the fulfillment of the terms hereof or thereof or of any other agreement, instrument, deed or lease referred to in this Agreement or any other Credit Document, has constituted or resulted in or will constitute or result in:


          (i) any breach or termination of the provisions of any agreement, instrument, deed or lease to which the Borrower or any Subsidiary is a party or by which it is bound, or of the charter or by-laws of the Borrower;

          (ii) the violation of any law, statute, judgment, decree or governmental order, rule or regulation applicable to the Borrower or any Subsidiary;

          (iii) except as set forth in the Credit Documents, the creation under any agreement, instrument, deed or lease of any Lien upon any of the assets of the Borrower or any of its Subsidiaries; or

          (iv) any redemption, retirement or other repurchase obligation of the Borrower under any charter, by-law, agreement, instrument, deed or lease.

No approval, authorization or other action by, or declaration to or filing with, any governmental or administrative authority or any other Person is required to be obtained or made by the Borrower in connection with the execution, delivery and performance of this Agreement, the Notes or any other Credit Document, the transactions contemplated hereby or thereby or the making of any borrowing hereunder which has not been obtained or made prior to the Initial Closing Date.


     7.10. Defaults. Neither the Borrower nor any Subsidiary is in default under any provision of its charter or by-laws or of this Agreement or any other Credit Document. Neither the Borrower nor any Subsidiary is in default under any provision of any agreement, instrument, deed or lease to which it is party or by which it or its property is bound, or has violated any law, judgment, decree or governmental order, rule or regulation, so as to result, or pose a material risk of resulting, in any Material Adverse Change.

     7.11.  Certain Business Representations.

          7.11.1.  Environmental  Compliance.   Except as set  forth on  Exhibit
     7.11.1,

          (i) each of the Borrower and its Subsidiaries is in compliance in all material respects with the Clean Air Act, the Federal Water Pollution Control Act, the Marine Protection Research and Sanctuaries Act, the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act and any similar state or local statute or regulation in effect in any jurisdiction in which any properties of the Borrower or any Subsidiary are located or where any of them conducts its business, and with all applicable published rules and regulations (and applicable standards and requirements) of the United States Environmental Protection Agency and of any similar agencies in states or foreign countries in which the Borrower or its Subsidiaries conducts its business other than those which in the aggregate could not result in a Material Adverse Change.

         (ii) no suit, claim, action or proceeding, of which the Borrower has been given notice or otherwise to its knowledge, is now pending before any court, governmental agency or board or other forum, or to the Borrower's knowledge, threatened by any Person (nor to the Borrower's knowledge, does any factual basis exist therefor) for, and neither the Borrower nor any of its Subsidiaries has received any written correspondence from any federal, state or local governmental authority with respect to:

               (a) noncompliance by the Borrower or any of its Subsidiaries with any such environmental law, rule or regulation,

               (b) personal injury, wrongful death or other tortious conduct relating to materials, commodities or products used, generated, sold, transferred or manufactured by the Borrower or any of its Subsidiaries (including but not limited to products made of, containing or incorporating asbestos, lead or other hazardous materials, commodities or toxic substances), or

               (c) the release into the environment by the Borrower or any of its Subsidiaries of any Hazardous Material generated by the Borrower or any of its Subsidiaries whether or not occurring at or on a site owned, leased or operated by the Borrower or any of its Subsidiaries;


          (iii) none of the properties owned or leased by the Borrower or any of its Subsidiary has been used as a treatment, storage or disposal site; and

          (iv) no Hazardous Material is present in any real property currently or formerly owned or operated by the Borrower or any of its Subsidiaries except that which could not result in a Material Adverse Change.

          7.11.2. Burdensome Obligations. The Borrower is not party to or bound by any agreement, instrument, deed or lease and is not subject to any charter, by-law or other restriction which, in the opinion of the management of the Borrower, is so unusual or burdensome as in the foreseeable future to result, or pose a material risk of resulting, in a Material Adverse Change.

          7.11.3. Future Expenditures. The Borrower does not anticipate that future expenditures, if any, by the Borrower needed to meet the provisions of any then existing federal, state or foreign governmental statutes, orders, rules or regulations will be so burdensome as to result, or pose a material risk of resulting, in any Material Adverse Change.

     7.12. Pension Plans. Neither the Borrower nor any Subsidiary has any Plan in effect as of the date hereof except for Plans of which the Lenders have been notified in writing and are in compliance with Section 6.12.

     7.13. Disclosure. Neither this Agreement nor any other Credit Document to be furnished to the Lenders by or on behalf of the Borrower or any Subsidiary in connection with the transactions contemplated hereby or by such Credit Document contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. No fact is actually known to the Borrower which has resulted, or in the future (so far as the Borrower can reasonably foresee) will result, or poses a material risk of resulting, in any Material Adverse Change, except to the extent that present or future general economic conditions may result in a Material Adverse Change.

8.  Defaults.

     8.1. Events of Default. The following events are referred to as "Events of Default":

          8.1.1. The Borrower shall fail to make any payment in respect of: (i) interest or any fee on or in respect of any of the Credit Obligations owed by it as the same shall become due and payable, and such failure shall continue for a period of five Banking Days, or (ii) principal of any of the Credit Obligations owed by it as the same shall become due, whether at maturity or by acceleration or otherwise, and such failure shall continue for a period of two days.

          8.1.2. The Borrower or any of its Subsidiaries shall fail to perform or observe any of the provisions of (a) Sections 6.6, 6.8(b), 6.9 or 6.12 and such failure shall continue for a period of seven days, or (b) Sections 6.4, 6.5, 6.7, 6.8(a), 6.10, 6.11, 6.13, 6.14 or 6.15.

          8.1.3. The Borrower or any of its Subsidiaries or any of their respective Affiliates party to any Credit Document shall fail to perform or observe any other covenant, agreement or provision to be performed or observed by it under this Agreement or any other Credit Document after giving effect to the applicable grace periods, and such failure shall not be rectified or cured to the written satisfaction of the Majority Lenders within 15 days after notice thereof by the Agent to the Borrower.

          8.1.4. Any representation or warranty of or with respect to the Borrower, any Subsidiary or any of their respective Affiliates party to any Credit Document made to the Lenders in, pursuant to or in connection with this Agreement or any other Credit Document shall prove to have been false in any material respect upon the date when made and the condition, transaction or event which causes such representation or warranty to be false has had a Material Adverse Change.

          8.1.5. (i) The Borrower or any of its Subsidiaries shall fail to make any payment when due (after giving effect to any applicable grace periods) in respect of any Financing Debt (other than the Credit Obligations) outstanding in an aggregate amount of principal and accrued interest exceeding $500,000 in the Equivalent Amount of United States Funds;

               (ii) The Borrower or any Subsidiary shall fail to perform or observe the terms of any agreement relating to such Financing Debt, and such failure or condition shall continue, without having been duly cured, waived or consented to, beyond the period of grace, if any, specified in such agreement, and such failure or condition shall permit the acceleration of such Financing Debt;

               (iii) any such Financing Debt of the Borrower or any Subsidiary shall be accelerated or become due or payable prior to its stated maturity for any reason whatsoever (other than voluntary prepayments thereof);

               (iv) any Lien on any property of the Borrower or any Subsidiary securing any such Financing Debt shall be enforced by foreclosure or similar action; or

               (v) any holder of any such Financing Debt shall exercise any right of rescission with respect to the issuance thereof.

          8.1.6. Except as permitted by Section 6.11 or as a result of any dissolution, liquidation or winding up of any Subsidiary indicated on
     Exhibit 7.1 or, if applicable, the most recent supplement thereof provided to the Lenders in accordance with Section 6.4.1(iv), as being dormant or in dissolution, the Borrower shall cease to own, directly or indirectly, the capital stock of any of its Subsidiaries owned by it as of the Initial Closing Date.

          8.1.7. Any Credit Document shall cease, for any reason (other than the scheduled termination thereof in accordance with its terms), to be in full force and effect, or the Borrower, any Subsidiary or any of their respective Affiliates party thereto shall so assert.

          8.1.8. A final judgment which, with other outstanding final judgments against the Borrower and its Subsidiaries, exceeds an aggregate of $50,000 in the Equivalent Amount of United States Funds shall be rendered against the Borrower or any of its Subsidiaries or Affiliates party to any Credit Document and if, within 60 days after entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal, or if, within 60 days after the expiration of any such stay, such judgment shall not have been discharged.

          8.1.9. The Borrower, any Subsidiary or any of their respective Affiliates (where such Affiliate is obligated with respect to any Credit Obligation) shall:


               (i) commence a voluntary case under the Bankruptcy Code or authorize, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case;

               (ii) have filed against it a petition commencing an involuntary case under the Bankruptcy Code which shall not have been dismissed within 60 days after the date on which such petition is filed; or file an answer or other pleading within such 60-day period admitting or failing to deny the material allegations of such a petition or seeking, consenting to or acquiescing in the relief therein provided;

               (iii) have entered against it an order for relief in any involuntary case commenced under the Bankruptcy Code;

               (iv) seek relief as a debtor under any applicable law, other than the Bankruptcy Code, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or consent to or acquiesce in such relief;

               (v) have entered against it an order by a court of competent jurisdiction (a) finding it to be bankrupt or insolvent, (b) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors or (c) assuming custody of, or appointing a receiver or other custodian for, all or a substantial portion of its property; or

               (vi) make an assignment for the benefit of, or enter into a composition with, its creditors, or appoint, or consent to the appointment of, or suffer to exist the appointment of a receiver, examiner, other similar officer or other custodian for, all or a substantial portion of its property.

          8.1.10. Any Control Group Person shall fail to pay when due amounts aggregating in excess of $500,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any Control Group Person or administrator; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against any Control Group Person to enforce section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated.

          8.1.11. Any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act, but excluding persons who are directors or officers of the Borrower on the date of this Agreement who continue to be directors or officers) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 33% or more of the outstanding shares of common stock of the Borrower or the percentage of the voting power required to elect a majority of the board of directors of the Borrower.

     8.2.  Certain Actions  Following an Event of Default.   If any one  or more
Events of Default shall occur, then in each and every such case:

          8.2.1. No Obligation to Extend Credit. Upon notice from the Agent to the Borrower, the obligations of the Lenders to make any further extensions of credit hereunder shall terminate.

          8.2.2. Specific Performance; Exercise of Rights. The Agent shall, upon written request of the Majority Lenders, proceed to protect and enforce the Lenders' rights by suit in equity, action at law and/or other appropriate proceeding, either for specific performance of any covenant or condition contained in this Agreement or any other Credit Document or in any instrument or assignment delivered to the Lenders pursuant to this Agreement or any other Credit Document, or in aid of the exercise of any power granted in this Agreement or any other Credit Document or any such instrument or assignment.

          8.2.3. Enforcement of Payment; Setoff. The Agent shall, upon written request of the Majority Lenders, proceed to enforce payment of the Credit Obligations in such manner as the Majority Lenders may elect, and the Lenders may offset and apply toward the payment of such balance (and/or toward the curing of any Event of Default) any Indebtedness from the Lenders to the Borrower, including any Indebtedness represented by deposits in any account maintained with the Lenders, regardless of the adequacy of any security for the Credit Obligations, and the Lenders shall have no duty to determine the adequacy of any such security in connection with any such offset.

          8.2.4. Acceleration. The Agent shall, upon written request of the Majority Lenders, by notice in writing to the Borrower declare all or any part of the unpaid balance of the Credit Obligations then outstanding to be immediately due and payable, and thereupon such unpaid balance or part thereof shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived; provided, however, that if a Bankruptcy Default shall have occurred, the unpaid balance of the Credit Obligations shall automatically become immediately due and payable.

          8.2.5.   Cumulative  Remedies.    To  the  extent  not  prohibited  by
     applicable law which cannot be waived, all of the Lenders' rights hereunder and under each other Credit Document shall be cumulative.

     8.3. Annulment of Defaults. Any Default or Event of Default shall be deemed to exist and to be continuing for any purpose of this Agreement until the Majority Lenders or the Agent (with the consent of the Majority Lenders) shall have waived such Default or Event of Default in writing, stated in writing that the same has been cured to such Lenders' reasonable satisfaction or entered into an amendment to this Agreement which by its express terms cures such Default or Event of Default. No such action by the Lenders or the Agent shall extend to or affect any subsequent Default or Event of Default or impair any rights of the Lenders upon the occurrence thereof. The making of any extension of credit during the existence of any Default or Event of Default shall not constitute a waiver thereof.

     8.4. Waivers. The Borrower hereby waives to the extent not prohibited by applicable law:

          (i) all presentments, demands for performance, notices of nonperformance (except to the extent required by the provisions of this Agreement or any other Credit Document), protests, notices of protest and notices of dishonor,

          (ii) any requirement of diligence or promptness on the part of any Lender in the enforcement of its rights under this Agreement, the Notes or any other Credit Document,

          (iii) any and all notices of every kind and description which may be required to be given by any statute or rule of law, except as expressly required in any Credit Document, and

          (iv) any defense of any kind (other than indefeasible payment in full) which it may now or hereafter have with respect to its liability under this Agreement, the Notes or any other Credit Document or with respect to the Credit Obligations.


9.  Expenses; Indemnity.

     9.1.  Expenses.   Whether or not the transactions contemplated hereby shall
be consummated, the Borrower will bear

          (i) all reasonable out of pocket expenses of the Lenders (including the reasonable fees and disbursements of the special counsel to the Agent not to exceed $35,000) in connection with the preparation and duplication of this Agreement, each other Credit Document, the transactions contemplated hereby and thereby and each closing hereunder, and any amendments, modifications, approvals, consents or waivers hereunder;

          (ii) all recording and filing fees and transfer and documentary stamp and similar taxes at any time payable in respect of this Agreement, any other Credit Document or the incurrence of the Credit Obligations; and

          (iii) to the extent not prohibited by applicable law that cannot be waived, after the occurrence and during the continuance of any Default or Event of Default, all other reasonable expenses incurred by the Lenders or the holder of any Credit Obligation in connection with the enforcement of any rights hereunder or under any other Credit Document, including costs of collection and reasonable attorneys' fees (including a reasonable allowance for the hourly cost of attorneys employed by the Lenders on a salaried basis) and expenses.

     9.2. General Indemnity. The Borrower will indemnify the Lenders and hold them harmless from any liability, loss or damage resulting from the violation by the Borrower of Section 2.3. The Borrower will also indemnify each Lender, each of the Lenders' directors, officers and employees, and each Person, if any, who controls any Lender (each Lender and each of such directors, officers, employees and control Persons is referred to as an "Indemnitee") and hold each of them harmless from and against any and all claims, damages, liabilities and reasonable expenses (including reasonable fees and disbursements of counsel with whom any Indemnitee may consult in connection therewith and all reasonable expenses of litigation or preparation therefor) which any Indemnitee may incur or which may be asserted against any Indemnitee in connection with any litigation or investigation involving the Borrower, any Subsidiaries or Affiliates, or any officer, director or employee thereof (including the Lenders' compliance with or contest of any subpoena or other process issued against them in any proceeding involving the Borrower or any Subsidiaries or Affiliates), other than litigation commenced by the Borrower against the Lenders which seeks enforcement of any of the rights of the Borrower hereunder or under any other Credit Document and is finally determined adversely to the Lenders and except to the extent such claims, damages, liabilities and expenses result from an Indemnitee's gross negligence or willful misconduct.

     9.3. Indemnity with Respect to Foreign Currency Transactions. The Borrower waives, to the extent it may lawfully do so, any right it may have in any jurisdiction to pay any Credit Obligation in a currency other than the currency in which such Credit Obligation is expressed to be payable under the Credit Documents. If a judgment or order is rendered by a court or tribunal of competent jurisdiction for the payment of any amounts owing to the Lenders under any Credit Document, or under a judgment or order of a court of any other jurisdiction in respect thereof, and any such judgment or order is expressed in a currency (the "Payment Currency") other than the currency agreed to be payable under the Credit Documents (the "Agreed Currency"), or in the event of any payment being made in any currency other than the Agreed Currency whether pursuant to the liquidation of any Borrower or otherwise, the Borrower shall, to the extent permitted by applicable law, indemnify and hold the Lenders harmless against any deficiency arising or resulting from any variation in rates of exchange between (a) the rate at which any amount expressed in any Agreed Currency for purposes of any Credit Document is converted for the purpose of any such judgment, order or payment into an equivalent amount in the Payment
Currency, and (b) the rate at which at the time of payment of such amount pursuant to any Credit Document such Agreed Currency could be purchased by the Agent with the Payment Currency in the spot market in the place at which such payment was to have been made.


10.  Operations.

     10.1. Interests in Credits. The percentage interest of each Lender in the Loan shall be computed based on the maximum principal amount for each Lender as set forth in Exhibit 10.1. The foregoing percentage interests, as otherwise adjusted as the Lenders may from time to time agree among themselves, are referred to as the "Percentage Interests" with respect to all or any portion of the Loan. References in any Credit Document to the Lenders' respective Percentage Interests are to such interests as from time to time in effect.

     10.2. Agent's Authority to Act. Each of the Lenders hereby appoints and authorizes the Agent to act for the Lenders as the Lenders' Agent in connection with the transactions contemplated by this Agreement and the other Credit Documents on the terms set forth herein.

     10.3. Borrower to Pay Agent, etc. The Borrower shall be fully protected in making all payments in respect of the Credit Obligations to the Agent, in relying upon consents, modifications and amendments executed by the Agent purportedly on the behalf of the Lenders or any Lender, and in dealing with the Agent as herein provided. The Agent shall charge the accounts of the Borrower, on the dates when the amounts thereof become due and payable, with the amounts of the principal of and interest on the Loan for the Borrower, commitment fees, and all other fees and amounts owing under any Credit Document.

     10.4.  Lender Operations for Advances, etc.

          10.4.1. Advances. On each Closing Date, each Lender shall advance to the Agent in immediately available funds such Lender's Percentage Interest in the portion of the Loans advanced on such Closing Date prior to 10:00 a.m. (Boston time). If such funds are not received at such time, but all applicable conditions set forth in Section 5 have been satisfied, each Lender hereby authorizes and requests the Agent to advance for the Lender's account, pursuant to the terms hereof, the Lender's respective Percentage Interest in such portion of the Loan and agrees to reimburse the Agent in immediately available funds for the amount thereof prior to 2:00 p.m. (Boston time) on the day any portion of the Loans is advanced hereunder; provided, however, that the Agent shall be under no obligation to make any such advance.

          10.4.2. Agent to Allocate Payments. All payments of principal and interest in respect of the extensions of credit made pursuant to this Agreement, commitment fees, and other fees under this Agreement shall, as a matter of convenience, be made by the Borrower to the Agent in immediately available funds, and the share of each Lender shall be credited to such Lender by the Agent in immediately available funds in such manner that the principal amount of the Credit Obligations to be paid shall be paid proportionately in accordance with the Lenders' respective Percentage Interests in such Credit Obligations.

     10.5. Sharing of Payments, etc. Each Lender agrees that (i) if by exercising any right of set-off or counterclaim or otherwise, it shall receive payment of a proportion of the aggregate amount of principal and interest due with respect to its Percentage Interest in the Loan which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due with respect to the Percentage Interest in the Loan of such other Lender and (ii) if such inequality shall continue for more than 10 days, the Lender receiving such proportionately greater payment shall purchase participations in the Percentage Interests in the Loans held by the other Lenders, and such other adjustments shall be made from time to time, as may be required so that all such payments of principal and interest with respect to the Loans held by the Lenders shall be shared by the Lenders pro rata in accordance with their respective Percentage Interests. The Borrower agrees, to the fullest extent permitted by applicable law, that any Credit Participant and any Lender purchasing a participation from another Lender pursuant to this Section 10.5 may exercise all rights of payment (including the right of set-off), and shall be obligated to share payments under this Section 10.5, with respect to its participation as fully as if such Credit Participant or such Lender were the direct creditor of the Borrower and a Lender hereunder in the amount of such participation.

     10.6. Amendments, Consents, Waivers, etc. Except as otherwise set forth herein, the Agent shall, upon the written request of the Majority Lenders, take or refrain from taking any action under this Agreement or any other Credit Document, including giving its written consent to any modification of or amendment to and waiving in writing compliance with any covenant or condition in this Agreement or any other Credit Document or any Default or Event of Default hereunder or thereunder, all of which actions shall be binding upon all of the Lenders; provided, however, that without the written consent of such Lenders as own 100% of the Percentage Interests:

          (i)  No reduction in the interest rate on the Loans shall be made.

          (ii) No extension or postponement of the stated time of payment of all or any portion of the Loans or interest thereon shall be made.

          (iii) No increase in the amount, or extension of the term, of the Lenders' commitments beyond that provided for in Section 2 shall be made.

          (iv) No alteration of the Lenders' several rights of set-off contained in Section 8.2.3 shall be made.

     10.7. Agent's Resignation. The Agent may resign at any time by giving at least 60 days' prior written notice of its intention to do so to each other of the Lenders; provided that such resignation shall only be effective upon the appointment by the Majority Lenders of a successor Agent satisfactory to the Borrower. If no successor Agent shall have been so appointed and shall have accepted such appointment within 45 days after the retiring Agent's giving of such notice of resignation, then the retiring Agent may with the consent of the Borrower, which shall not be unreasonably withheld, appoint a successor Agent which shall be a bank or a trust company having a combined capital, surplus and undivided profit of at least $100,000,000; provided, however, that any successor Agent appointed under this sentence may be removed upon the written request of the Majority Lenders, which request shall also appoint a successor Agent satisfactory to the Borrower. Upon the appointment of a new Agent hereunder, the term "Agent" shall for all purposes of this Agreement thereafter mean such successor. After any retiring Agent's resignation hereunder as Agent, or the removal hereunder of any successor Agent, the provisions of this Agreement shall continue to inure to the benefit of such Agent as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

     10.8.  Concerning the Agent.

          10.8.1. Action in Good Faith, etc. The Agent and its officers, directors, employees and agents shall be under no liability to any of the Lenders or to any future holder of any interest in the Credit Obligations for any action or failure to act taken or suffered in good faith and not constituting gross negligence, and any action or failure to act in accordance with a written opinion of its counsel shall conclusively be deemed to be in good faith and not grossly negligent. The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, on instructions given to the Agent by the required holders of Credit Obligations as provided in this Agreement.

          10.8.2. No Implied Duties, etc. The Agent shall have and may exercise such powers as are specifically delegated to the Agent under this Agreement or any other Credit Document together with all other powers incidental thereto. The Agent shall have no implied duties to any Person or any obligation to take any action under this Agreement or any other
     Credit Document except for action specifically provided for in this Agreement or any other Credit Document to be taken by the Agent. Before taking any action under this Agreement or any other Credit Document, the Agent may request an appropriate specific indemnity satisfactory to it from each Lender in addition to the general indemnity provided for in Section
     10.11 and until the Agent has received such specific indemnity, the Agent shall not be obligated to take (although it may in its sole discretion take) any such action under this Agreement or any other Credit Document.

          10.8.3. Validity, etc. Subject to Section 10.8.1, the Agent shall not be responsible to any Lender or any future holder of any interest in the Credit Obligations (i) for the legality, validity, enforceability or effectiveness of this Agreement or any other Credit Document, (ii) for any recitals, reports, representations, warranties or statements contained in or made in connection with this Agreement or any other Credit Document,
     (iii) for the existence or value of any assets included in any security for the Credit Obligations, (iv) for the perfection or effectiveness of any Lien purported to be included in such security or (v) for the specification or failure to specify any particular assets to be included in such security.

          10.8.4. Compliance. The Agent shall not be obligated to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or any other Credit Document; and in connection with any extension of credit under this Agreement or any other Credit Document, the Agent shall be fully protected in relying on a certificate of the Borrower as to the fulfillment by the Borrower of any conditions to such extension of credit.

          10.8.5. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent under this Agreement or any other Credit Document by or through employees, agents and attorneys-in-fact and shall not be answerable to any of the Lenders, the Borrower or any Subsidiary of the Borrower (except as to money or securities received by the Agent or the Agent's authorized agents) for the default or misconduct of any such agents or attorneys-in-fact selected by the Agent with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder or under any other Credit Document.

          10.8.6. Reliance on Documents and Counsel. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any affidavit, certificate, cablegram, consent, instrument, letter, notice, order, document, statement, telecopy, telegram, telex or teletype message or writing reasonably believed in good faith by the Agent to the genuine and correct and to have been signed, sent or made by the Person in question, including without limitation any telephonic or oral statement made by such Person, and, with respect to legal matters, upon the written opinion of counsel selected by the Agent.

          10.8.7. Agent's Reimbursement. Each of the Lenders severally agrees to reimburse the Agent in the amount of such Lender's Percentage Interest, for any expenses not reimbursed by the Borrower (without limiting the obligation of the Borrower to make such reimbursement): (i) for which the Agent, in its capacity as agent for the Lenders under this Agreement, is entitled to reimbursement by the Borrower under this Agreement or any other Credit Document, and (ii) after the occurrence of a Default, for any other expenses incurred by the Agent on the Lenders' behalf in connection with the enforcement of the Lenders' rights under this Agreement or any other Credit Document.

     10.9. Rights as a Lender. With respect to any credit extended by it hereunder, The First National Bank of Boston shall have the same rights, obligations and powers hereunder as any other Lender and may exercise such rights and powers as though it were not the Agent, and unless the context otherwise specifies, The First National Bank of Boston shall be treated in its individual capacity as though it were not the Agent hereunder. Without limiting the generality of the foregoing, the Percentage Interest of The First National Bank of Boston shall be included in any computations of Percentage Interests. The First National Bank of Boston and its Affiliates may accept deposits from, lend money to, act as trustee for and generally engage in any kind of banking or trust business with the Borrower, any Subsidiary or any Affiliate of any of them and any Person who may do business with or own an equity interest in the Borrower, any of its Subsidiaries or any Affiliate of any of them, all as if such bank were not the Agent and without any duty to account therefor to the other Lenders.

     10.10. Independent Credit Decision. Each of the Lenders acknowledges that it has independently and without reliance upon the Agent, based on the financial statements and other documents referred to in Section 7.2, on the other representations and warranties contained herein and on such other information with respect to the Borrower and its Subsidiaries as such Lender deemed appropriate, made such Lender's own credit analysis and decision to enter into this Agreement and to make the extensions of credit provided for hereunder. Each Lender represents to the Agent that such Lender will continue to make its own independent credit and other decisions in taking or not taking action under this Agreement or any other Credit Document. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to such Lender, and no act by the Agent taken under this Agreement or any other Credit Document, including any review of the affairs of the Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent. Except for notices, reports and other documents expressly required to be furnished to each Lender by the Agent under this Agreement or any other Credit Document, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition, financial or otherwise, or credit worthiness of the Borrower or any of its Subsidiaries which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

     10.11. Indemnification. The holders of the Credit Obligations hereby agree to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of any of the Borrower to do so), pro rata according to their respective Percentage Interests, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against the Agent relating to or arising out of this Agreement, any other Credit Document, the transactions contemplated hereby or thereby, or any action taken or omitted by the Agent in connection with any of the foregoing; provided, however, that the foregoing shall not extend to actions or omissions which are taken by the Agent with gross negligence or willful misconduct.

11. Successors and Assigns. Any reference in this Agreement to any of the parties hereto shall be deemed to include the successors and assigns of such party, and all covenants and agreements by or on behalf of the Borrower, the Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns; provided, however, that (a) the Borrower may not assign its rights or obligations under this Agreement, and (b) the Lenders may not assign their respective Percentage Interests in the Loan hereunder except as set forth below in this Section 11.

     11.1.  Assignments by Lenders.

          11.1.1. Assignees and Assignment Procedures. Any Lender may, with the consent of the Majority Lenders and, if no Event of Default exists, the Borrower (which consents will not be unreasonably withheld), assign to one or more banks or other institutional lenders (each an "Assignee"), all or a portion of its interests, rights and obligations under this Agreement and the other Credit Documents. From and after the effective date of each assignment agreement specified in each such assignment agreement:

               (i) the Assignee shall be a party hereto and, to the extent provided in such assignment agreement have the rights and obligations of the assigning Lender under this Agreement and

               (ii) the assigning Lender shall, to the extent provided in such assignment, be released from its obligations under this Agreement.

          11.1.2. Acceptance of Assignment and Assumption. Upon the execution of an assignment agreement pursuant to this Section 11, the assigning Lender shall give prompt notice thereof to the Borrower and the Agent. Within five Banking Days after receipt of notice, the Borrower, at its own expense, shall execute and deliver to the assigning Lender, in exchange for each surrendered Note, (i) a new Note to the order of such Assignee in a principal amount equal to the amount of the Loans evidenced by the surrendered Note which has been assumed by such Assignee pursuant to such assignment agreement and (ii) a new Note to the order of the assigning Lender in a principal amount equal to the amount of the Loan evidenced by the surrendered Note which has been retained by such assigning Lender. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, and shall be dated the date of the surrendered Notes which they replace.

          11.1.3. Federal Reserve Bank. Notwithstanding the foregoing provisions of this Section 11, each Lender and any Assignee may at any time pledge or assign all or any portion of such Person's rights under this Agreement and the other Credit Documents to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Person from such Person's obligations hereunder or under any other Credit Document.

          11.1.4. Further Assurances. The Borrower shall sign such documents and take such other actions from time to time reasonably requested by an Assignee to enable it to share in the benefits of the rights created by the Credit Documents.

     11.2. Credit Participants. Any Lender may, without the consent of the Borrower, in compliance with applicable laws in connection with such participation, sell to one or more "qualified institutional investors" as defined in Rule 144A under the Securities Act (each a "Credit Participant") participations in all or a portion of its interests, rights and obligations under this Agreement and the other Credit Documents; provided, however, that:

          (a) such Lender's obligations under this Agreement shall remain unchanged;

          (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and

          (c) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower under this Agreement or any Credit Document and to approve any amendment, modification or waiver of any provision of this Agreement or any Credit Document (other than amendments, modifications or waivers with respect to any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loan, or the stated dates for payments of principal of or interest on the Loan).

12. Notices. Except as otherwise specified in this Agreement, any notice required to be given pursuant to this Agreement shall be given in writing. Any notice, demand or other communication in connection with this Agreement shall be deemed to be given if given in writing (including telex, telecopy or similar teletransmission) addressed as provided below (or to the addressee at such other address as the addressee shall have specified by notice actually received by the addressor), and if either (i) actually delivered in fully legible form to such address (evidenced in the case of a telex by receipt of the correct answer back) or (ii) in the case of a letter, five days shall have elapsed after the same shall have been deposited in the United States mails, with first-class postage prepaid and registered or certified.

     If to the Borrower, to it at its address set forth in Exhibit 7.1 (as supplemented pursuant to Section 6.4), to the attention of the President.

     If to Agent:
               THE FIRST NATIONAL BANK OF BOSTON
               100 Federal Street
               Boston, Massachusetts 02110
               Attention:  Andrew T. Fay
               Telecopy:  (617) 434-8102

               with a copy to:
               Ropes & Gray
               One International Place
               Boston, MA  02110
               Attention:  David A. McKay
               Telecopy:  (617) 951-7050

     If to The Bank of Ireland:

               THE BANK OF IRELAND
               Corporate Banking
               Lower Baggott Street
               Dublin 2, Ireland
               Attention:  Thomas Hayes
               Telecopy:  011-35-3-1604-4105

               with a copy to:
               Arthur Cox
               41/45 Stephen's Green
               Dublin 2, IRELAND
               Attention:  Grainne Hennessy
               Telecopy:  011-353-1-668-8906

13. Course of Dealing, Amendments and Waivers. No course of dealing between any Lenders and the Borrower or any Subsidiary or Affiliate of the Borrower shall operate as a waiver of any of the Lenders' rights under this Agreement or any other Credit Document or with respect to the Credit Obligations. No delay or omission on the part of any Lender in exercising any right under this Agreement or any other Credit Document or with respect to the Credit Obligations shall operate as a waiver of such right or any other right hereunder or thereunder. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No waiver, consent or amendment with respect to this Agreement or any other Credit Document shall be binding unless it is in writing and signed by the Agent or the holders of the required Credit Obligations.

14. Defeasance. When all Credit Obligations have been paid, performed and reasonably determined by the Lenders to have been indefeasibly discharged in full, and if at the time no Lender continues to be committed to extend any credit to the Borrower hereunder or under any other Credit Document, this Agreement shall terminate. Thereupon, on the Borrower's demand and at its cost and expense, the Agent shall execute proper instruments, acknowledging satisfaction of and discharging this Agreement; provided, however, that Section 3.2.4, 3.2.5, 3.2.6, 10, 12, 14 and 15 shall survive the termination of this Agreement.

15.  Venue;  Service of Process.   Each of the Borrower  and the Lenders by  its
execution hereof:

          (i) Irrevocably submits to the nonexclusive jurisdiction of the state courts of The Commonwealth of Massachusetts and to the nonexclusive jurisdiction of the United States District Court for the District of Massachusetts for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or any other Credit Document or the subject matter hereof or thereof.

          (ii) Waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in any of the above-named courts, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that such proceeding is brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement or any other Credit Document, or the subject matter hereof or thereof, may not be enforced in or by such court.

Each of the Borrower and the Lenders consents to service of process in any such proceeding in any manner permitted by Chapter 223A of the General Laws of The Commonwealth of Massachusetts and agrees that service of process by registered or certified mail, return receipt requested, at its address specified in or pursuant to Section 12 is reasonably calculated to give actual notice.

16. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE BORROWER AND THE LENDERS WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE SUBJECT MATTER HEREOF OR THEREOF OR ANY CREDIT OBLIGATION OR IN ANY WAY CONNECTED WITH THE DEALINGS OF THE LENDERS OR THE BORROWER IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. The Borrower acknowledges that it has been informed by the Lenders that the provisions of this Section 16 constitute a material inducement upon which each of the Lenders has relied and will rely in entering into this Agreement and any other Credit Document, and that it has reviewed the provisions of this Section 16 with its counsel. Any Lender or the Borrower may file an original counterpart or a copy of this Section 16 with any court as written evidence of the consent of the Borrower and the Lenders to the waiver of their rights to trial by jury.

17. General. All covenants, agreements, representations and warranties made in this Agreement or any other Credit Document or in certificates delivered pursuant hereto or thereto shall be deemed to have been material and relied on by each Lender, notwithstanding any investigation made by any Lender on its behalf, and shall survive the execution and delivery to the Lenders hereof and thereof. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not limit, alter or otherwise affect the meaning hereof. This Agreement and the other Credit Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior and current understandings and agreements, whether written or oral. This Agreement may be executed in any number of counterparts which together shall constitute one instrument. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (OTHER THAN THE CONFLICT OF LAWS RULES.

     Each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized officer as an agreement under seal as of the date first above written.


                              CHEMFAB CORPORATION


                              By  /S/ Moosa E. Moosa
                                  ___________________________

                              Name: Moosa E. Moosa


                              Title:  VP, Finance & CFO

                                   700 Daniel Webster Highway
                                   Merrimack, NH  03054
                                   Attention:  Moosa E. Moosa
                                   Telecopy:  (603) 424-9028

                              THE FIRST NATIONAL BANK OF BOSTON


                              By  /S/ Andrew T. Fay
                                  ___________________________

                              Name:  Andrew T. Fay
                              Title:  Vice President

                                   100 Federal Street
                                   Boston, Massachusetts 02110
                                   Attention:  Andrew T. Fay
                                        Telecopy:  (617) 434-8102

                              THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND


                              By /S/ David Owens
                                -----------------------------
                              Name: David Owens
                              Title: Account Executive

                                   Corporate Banking
                                   Lower Baggott Street
                                   Dublin 2, Ireland
                                   Attention:  Thomas Hayes
                                   Telecopy:  011-35-3-1604-4105